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Exhibit 2.1

[Execution Copy]

STOCK PURCHASE AGREEMENT

by and among

PIERRE FABRE DERMO-COSMETIQUE, S.A.,

PIERRE FABRE, S.A.,

PIERRE FABRE, INC.,

PFI HOLDINGS CORP.

and

PFI ACQUISITION CORP.

Dated as of November 3, 2003

	6.2	Buyer Capital Stock	35
	6.3	Parent Capital Stock	36
	6.4	No Operations	36
	6.5	Authorization	36
	6.6	No Violation	37
	6.7	Governmental Authorities and Consents	37
	6.8	Litigation	37
	6.9	Brokerage	38
	6.10	Size of Person	38
	6.11	Investment Representations	38
	6.12	Knowledge of Breach of Seller Representations and Warranties	38
	6.13	Acknowledgement	38
	6.14	Disclaimer of other Representations and Warranties	38
ARTICLE VII	[INTENTIONALLY OMITTED]		39
ARTICLE VIII	ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		39
	8.1	Survival of Representations and Warranties	39
	8.2	Indemnification	45
	8.3	Mutual Assistance	45
	8.4	Non-Competition; Non-Solicitation	45
	8.5	Press Release and Announcements	47
	8.6	Expenses	47
	8.7	Specific Performance	47
	8.8	Arbitration Procedure	48
	8.9	Further Assurances	49
	8.10	Confidentiality	49
	8.11	Tax Matters	49
	8.12	Use of Physicians Formula Name	52
	8.13	Trade Secrets	52
	8.14	Payment of Certain Bonuses	53
	8.15	Insurance Policies	53
	8.16	Automobile Lease Agreement	53
	8.17	9 Campus Realty Guaranty	53
	8.18	Termination of Hewlett Packard Lien	53
ARTICLE IX	MISCELLANEOUS		53
	9.1	Amendment and Waiver	53
	9.2	Notices	54
	9.3	Successors and Assigns	55
	9.4	Severability	56
	9.5	Interpretation	56
	9.6	No Third-Party Beneficiaries	56
	9.7	Complete Agreement	56
	9.8	Counterparts	57
	9.9	Delivery by Facsimile	57
	9.10	Governing Law	57
	9.11	Submission to Jurisdiction	57
	9.12	PFSA Guarantee	57

EXHIBITS AND SCHEDULES

Exhibits:
Exhibit A	—	Form of Buyer Subordinated Note
Exhibit B	—	Form of Management Services Agreement
Exhibit C	—	Form of Manufacturing Agreement
Exhibit D	—	Form of Distribution Agreement
Exhibit E	—	Form of Spin-Off Agreement
Exhibit F	—	Form of Stockholders Agreement
Exhibit G	—	Form of Registration Agreement
Exhibit H	—	Form of Subordination Agreement
Exhibit I	—	Form of Legal Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC
Exhibit J	—	Form of Seller Certificate
Exhibit K	—	Form of Buyer Certificate
Exhibit L	—	Form of Secretary's Certificate of Seller
Exhibit M	—	Form of Secretary's Certificate of the Company
Exhibit N-1	—	Form of Secretary's Certificate of Buyer
Exhibit N-2	—	Form of Secretary's Certificate of Parent
Exhibit O	—	Form of Legal Opinion of Kirkland & Ellis LLP
Exhibit P	—	Form of Galenic Side Letter
Schedules	Section Reference
Accounts Receivable Schedule	5.6
Affiliated Transactions Schedule	5.25
Assets Schedule	5.11(a)
Bank Account Schedule	5.24
Buyer Consents Schedule	6.5
Capitalization Schedule	5.2
Compliance Schedule	5.15
Contracts Schedule	5.8, 5.10(h), 5.12(a), 5.12(b), 5.12(c), 5.13(a)
Customers and Suppliers Schedule	5.28
Developments Schedule	5.10
Disclosure Schedules	5.30
Employee Benefits Schedule	5.12(a), 5.20(a), 5.20(d), 5.20(g)
Employees Schedule	5.19
Environmental and Safety Matters Schedule	5.16
Excluded Businesses Schedules	1.1
FDA Requirements Schedule	5.18
Financial Statements Schedule	5.5
Governmental Approval Schedule	3.1(c)
Indemnification Schedule	8.2(a)
Insurance Schedule	5.21
Intellectual Property Schedule	5.13(a), 5.13(b), 5.13(d)
Inventory Exceptions Schedule	5.7
Leased Real Property Schedule	5.11(b)
Liabilities Schedule	5.8
Litigation Schedule	5.13(b), 5.14
Names and Locations Schedule	5.24
Officers and Directors Schedule	5.1, 5.4
Parent Officers and Directors Schedule	6.1
Parent Contract Schedule	6.3, 6.4

Permits Schedule	5.15(b)
Permitted Liens Schedule	1.1
Product Liability Schedule	5.27
Product Recall Schedule	5.26
Product Warranty	5.26
Restrictions Schedule	3.1(b), 5.3(b)
Subsidiary Schedule	5.4
Taxes Schedule	5.22(b)
Territories and Possessions Schedule	1.1
Transaction Bonuses Schedule	5.23

v

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 3, 2003, by and among Pierre Fabre, Inc., a New York corporation (the "Company"), Pierre Fabre Dermo-Cosmetique, S.A., a French société anonyme ("Seller"), Pierre Fabre, S.A., a French société anonyme ("PFSA") (for purposes of Section 9.12 only), PFI Holdings Corp., a Delaware corporation ("Parent") and PFI Acquisition Corp., a New York corporation ("Buyer").

        WHEREAS, Seller owns all of the issued and outstanding Capital Stock of the Company (the "Shares");

        WHEREAS, PFSA owns ninety-nine and ninety-one one hundredths percent (99.91%) of the issued and outstanding Capital Stock of Seller;

        WHEREAS, Parent owns all of the issued and outstanding Capital Stock of Buyer; and

        WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.1    Definitions.    For the purposes of this Agreement, the following terms have the meanings set forth below:

          "Accounting Firm" has the meaning set forth in Section 2.3(c).

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns ten percent (10%) or more of the voting Capital Stock or other ownership interests, directly or indirectly, of any other Person. For purposes of this Agreement, neither Seller nor any of its Subsidiaries shall be deemed an Affiliate of Buyer, Parent or the Company or any of their respective Subsidiaries after the Closing.

          "Affiliated Group" means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

          "Asbestos Liabilities" shall mean any Losses arising from, relating to, or based on the presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time by the Company, its Subsidiaries or any of their respective predecessors or Affiliates, or based on the presence of asbestos or asbestos-containing materials at any property or facility owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors or Affiliates.

          "Asserted Patent Family" shall mean (i) U.S. Patents numbered 5,800,816, 5,965,112, 6,042,815, and 6,299,815; (ii) any patent that issued or in the future (issued or first published prior to the second anniversary of the Closing Date) issues pursuant to any parent application of any of the foregoing patents, with respect to which parent application such patent is a continuation, continuation in part, reissue, reexamination, divisional or improvement; (iii) any existing or future patent issued or first published prior to the second anniversary of the Closing Date that is a continuation, reissue, reexamination, divisional, continuation in part or improvement of any of the patents or patent applications described in subsections (i) and (ii) above; and (iv) any existing or future (issued or first published prior to the second anniversary of the Closing Date) foreign counterpart of any patent or patent application described in subsections (i), (ii) or (iii).

          "Automobile Lease Agreement" has the meaning set forth in Section 8.16.

          "Buyer" has the meaning set forth in the Preamble.

          "Buyer Parties" means Parent, Buyer and their respective Affiliates (including, after the Closing, the Company and its Subsidiaries, but excluding Seller and its Affiliates) and their respective stockholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns.

          "Buyer Subordinated Note" means Buyer's subordinated promissory note in the original principal amount of $2,451,163 in the form of Exhibit A attached hereto.

          "Buyer's Expenses" has the meaning set forth in Section 8.6.

          "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests and beneficial interests, and any and all warrants, options or rights to purchase any of the foregoing.

          "Cash Purchase Price" has the meaning set forth in Section 2.3(a).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "Closing" has the meaning set forth in Section 2.2.

          "Closing Date" has the meaning set forth in Section 2.2(a).

          "Closing Indebtedness" has the meaning set forth in Section 2.3(a).

          "Closing Statement" has the meaning set forth in Section 2.3(c).

          "Closing Working Capital" has the meaning set forth in Section 2.3(a).

          "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

          "Company" has the meaning set forth in the Preamble.

          "Company Transaction" means any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, (b) merger or consolidation involving the Company or any of its Subsidiaries, (c) purchase or sale of any assets, Capital Stock (or any rights to acquire, or securities convertible into or exchangeable for, any such Capital Stock) of the Company or any of its Subsidiaries (other than the Excluded Businesses pursuant to the Spin-Off Agreement and the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving the Company or any of its Subsidiaries or their business or assets.

          "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, services or research or development of the Company or its Subsidiaries or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and other confidential or proprietary information about, the Company's or any of its Subsidiaries' suppliers, distributors, customers, independent contractors or other business relations and their confidential or proprietary information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public or the industry in which the Company operates generally, other than as a result of Seller's or any of its Affiliates' acts or omissions.

          "Consequential Losses" means Losses which are consequential, punitive, lost profits, damage to goodwill, lost business or indirect damages; provided, however, that the term "Consequential Losses" shall not include any amounts paid or payable by any of the Buyer Parties, or for which any of the Buyer Parties may be liable to pay, to a third party with respect to or in satisfaction of any Losses suffered or incurred by such third party which are consequential, punitive, lost profits, damage to goodwill, lost business or indirect damages.

          "Disputes" has the meaning set forth in Section 8.8(a).

          "Disputing Person" has the meaning set forth in Section 8.8(b).

          "Encumbrance" means any lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws) or other encumbrance.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as amended and as now or hereafter in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Estimated Cash Purchase Price" has the meaning set forth in Section 2.3(b).

          "Excluded Businesses" means (i) the business and other assets (including goodwill) solely related to any of the Rene Furterer, Aderma, Klorane, Avene, Glytone or Wellskin brands, as well as the assets identified on the attached Excluded Businesses Schedule, and (ii) each of the liabilities or other Losses of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown and whether due or to become due, primarily related to such assets or the business of the Company and its Subsidiaries conducted with such assets.

          "Excluded Subsidiaries" means each of the Company's Subsidiaries set forth on the attached Excluded Businesses Schedule.

          "Executives" means André Pieters, Jeff Rogers and Ingrid Jackel-Marken.

          "FDA" has the meaning set forth in Section 5.18(a).

          "Final Determination" has the meaning set forth in Section 8.8(d).

          "FTC" has the meaning set forth in Section 5.17.

          "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

          "Governmental Approvals" has the meaning set forth in Section 3.1(c).

          "Guaranty" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indebtedness" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements, (vi) all obligations of such Person secured by a Lien (other than operating leases entered into in the ordinary course of business consistent with past practices), (vii) all Guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (excluding trade payables and accrued liabilities incurred in the ordinary course of business which are classified as current liabilities in accordance with GAAP as of the date of determination but including trade payables and accrued liabilities which are classified as non-current liabilities in accordance with GAAP as of the date of determination), (xi) all obligations and liabilities in respect of declared but unpaid dividends, (xii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness, and (xiii) all accrued interest, prepayment premiums or penalties related to any of the foregoing. For the avoidance of doubt, in the event that any obligation or liability could be classified as both (a) "Indebtedness" (as defined above) and (b) a liability for purposes of determining Working Capital, then such obligation or liability shall be considered Indebtedness for purposes of Section 2.3 below and shall not be included in the calculation of Closing Working Capital.

          "Indemnitee" has the meaning set forth in Section 8.2(d).

          "Indemnitor" has the meaning set forth in Section 8.2(d).

          "Institute" has the meaning set forth in Section 8.8(a).

          "Intellectual Property Rights" means any and all intellectual and industrial proprietary rights and rights in Confidential Information of every kind and description anywhere in the world, including (i) patents, patent applications and patent disclosures, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, and (v) trade secrets and other Confidential Information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, non-public data and databases, financial and marketing plans and customer and supplier lists and information.

          "International Trade Laws and Regulations" means all federal, state, local and foreign statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders, rulings, determinations and common law, in all cases, concerning the importation of merchandise, the export or reexport of products, services and technology, the terms and conduct of international transactions, making or receiving international payments, including the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service and its successor agencies, the Export Administration Act of 1979 as amended, the Export Administration Regulations, any other export controls administered by an agency of the United States government, executive orders of the President regarding embargoes and restrictions administered by the United States Office of Foreign Assets Control, prohibitions or restrictions on the importation of merchandise made with the use of slave labor, the Foreign Corrupt Practices Act, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, and the authorization to hold an ownership interest in a business located in a country other than the United States, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

          "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations (other than accounts payable generated in the ordinary course of business), instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

          "knowledge" means, (a) when referring to the "knowledge" of the Company or Seller, or any similar phrase or qualification based on knowledge, the actual knowledge of any of the Executives, Richard Kirchhoff, Ernesto Dulce, Rae Kearney, Jennifer Sharp or Manuel Scates following a review of this Agreement prior to the Closing and an opportunity to ask questions and receive answers concerning the terms of this Agreement and (b) when referring to the "knowledge" of Buyer, the actual knowledge of Craig D. Frances or Sonya Brown following a review of this Agreement prior to the Closing and an opportunity to ask questions and receive answers concerning the terms of this Agreement.

          "Latest Balance Sheet" has the meaning set forth in Section 5.5.

          "Latest Financial Statements" has the meaning set forth in Section 5.5.

          "Leased Real Property" and "Leased Realty" have the respective meanings set forth in Section 5.11(b).

          "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

          "Losses" means any loss, liability, demand, claim, action, cause of action, cost, damage (including direct, consequential, punitive, indirect, statutory, and enhanced damage awards), royalty, deficiency, penalty, Tax, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing), all as may be limited in certain circumstances pursuant to Section 8.2(a).

          "Management Services Agreement" has the meaning set forth in Section 3.1(h).

          "Manufacturing Agreement" has the meaning set forth in Section 3.1(i).

          "Material Adverse Effect" means a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, value, operating results, cash flow, net worth or employee, customer or supplier relations of the Company and its Retained Subsidiaries taken as a whole (excluding the Excluded Businesses); provided thatnone of the following shall be deemed to constitute, and no adverse change, event, development, or effect arising from or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (1) general business, industry or economic conditions, including such conditions related to the business of the Company and its Subsidiaries which do not affect the Company and its Subsidiaries in a manner more adverse than the industry generally, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), and (4) the taking of any action expressly contemplated by this Agreement and the other agreements contemplated hereby.

          "Notice of Arbitration" has the meaning set forth in Section 8.8(b).

          "Notice of Disagreement" has the meaning set forth in Section 2.3(c).

          "Parent" has the meaning set forth in the Preamble.

          "Parent Certificate of Incorporation" means the certificate of incorporation of Parent, as in effect from time to time.

          "Parent Common Stock" has the meaning set forth in Section 2.3(a).

          "Parent Preferred Stock" has the meaning set forth in Section 2.3(a).

          "Permitted Liens" means (i) Liens that are set forth on the Permitted Liens Schedule attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company's financial statements in accordance with GAAP consistently applied, (iii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a material adverse effect on the Company's or its Retained Subsidiaries' business as currently conducted thereon and (iv) Liens arising from zoning ordinances which are not material to the Company's or its Retained Subsidiaries' business as currently conducted thereon.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

          "PFSA" has the meaning set forth in the preamble.

          "Physicians Formula" means Physicians Formula Cosmetics, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company.

          "Plan" has the meaning set forth in Section 5.20(a).

          "Pre-Closing Tax Period" has the meaning set forth in Section 8.11(a).

          "Process Agent" has the meaning set forth in Section 9.12.

          "Product" means products that the Company or any of its Subsidiaries first made, sold, marketed or developed, or first contemplated to make, sell, market or develop, on or prior to the Closing Date.

          "Profit Sharing Plans" has the meaning set forth in Section 5.20(d).

          "Purchase Price" has the meaning set forth in Section 2.3(a).

          "Realty Leases" has the meaning set forth in Section 5.11(b).

          "Reformulation Expenses" means any cost that the Company or any of its Retained Subsidiaries pays or incurs to a third party (excluding overhead expenses of the Company and its Retained Subsidiaries, such as, for the avoidance of doubt and without limitation, facility usage and employee time) that arises after the Closing out of the reformulation of any Product (but excluding costs incurred in defense of a reformulation where such defense was unrelated to the Revlon patents that were the cause of such reformulation), but in each case only to the extent that the Company takes such action in an attempt to mitigate, reduce or eliminate potential or alleged claims or damages that may arise or are alleged to arise out of any Revlon Patent Matter; provided, however, that any such reformulation is not undertaken by the Company in a manner inconsistent with any commercially reasonable instructions provided by Seller pursuant to Section 8.2(j).

          "Registration Agreement" has the meaning set forth in Section 3.1(l).

          "Restricted Business" means the development, manufacture, commercialization, distribution or sale of products that are in any of the following cosmetic market segments: color (face and eye), coverage, concealing correction or light correction; provided that notwithstanding anything to the contrary contained in this Agreement, products that are principally marketed and formulated for the skin care, eye care or sun care market segments will not constitute part of the "Restricted Business".

          "Restricted Territories" means the United States, Canada and Australia and their respective territories and possessions listed on the attached Territories and Possessions Schedule.

          "Restrictive Covenants" has the meaning set forth in Section 8.4(c).

          "Retained Businesses" means each of the assets and each of the liabilities which are not included as part of the Excluded Businesses, including the Physicians Formula and Durascreen brand names, and any business and associated Intellectual Property Rights of the Company and the Retained Subsidiaries conducted with such assets.

          "Retained Subsidiaries" means each Subsidiary of the Company which is not an Excluded Subsidiary, including Physicians Formula.

          "Revlon Patent Matters" means any allegation, claim, demand, lawsuit, proceeding, judgment or determination that the Company's or any of its Retained Subsidiaries' (or any of their respective manufacturers', distributors' or customers') manufacture, use, sale, importation, distribution, or licensing of any Product infringes upon one or more claims of (i) U.S. Patents numbered 5,800,816, 5,965,112, 6,042,815, and/or 6,299,815, the allegation, claim, demand lawsuit, proceeding, judgment or determination as to which for purposes of this clause (i) is first identified or made prior to the Closing or within sixty (60) months following the Closing Date, or (ii) any patent in the Asserted Patent Family the allegation, claim, demand, lawsuit, proceeding, judgment or determination as to which for purposes of this clause (ii) is first identified or made prior to the Closing or within 24 months following the Closing Date; provided, however, that any such allegation, claim, demand, lawsuit, proceeding, judgment or determination shall not be deemed to be a "Revlon Patent Matter" hereunder to the extent that a claim of infringement arises directly from a Product ingredient or compound reformulation, addition, change or repackaging made by the Company or any of the Retained Subsidiaries after the Closing Date.

          "Revlon Patent Related Losses" means any and all of the following which any Buyer Party (in the case of clause (i) below) or any of Parent, Buyer, the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents, successors or assigns (in the case of clauses (ii), (iii) and (iv) below) may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any of the Revlon Patent Matters: (i) out-of-pocket Losses (including direct, consequential, punitive, indirect, statutory, and enhanced damage awards paid or payable or otherwise incurred by Company or any of its Subsidiaries arising out of any third-party claim) payable to Revlon or to any third party or parties; (ii) Royalties (subject to the definition below), (iii) Reformulation Expenses; and (iv) if the Company or any of its Subsidiaries, manufacturers, distributors or customers are enjoined in a lawsuit or proceeding based upon a Revlon Patent Matter that precludes the manufacture, use, sale, or distribution of any Product (other than the Company's AquaCheeks and AquaColor Products), or if the Company or its Subsidiaries reasonably determine to cease (and, in fact, do cease) the manufacture, use, sale or distribution of any Product (other than the Company's AquaCheeks and AquaColor Products) as a result of a Revlon Patent Matter, then "Revlon Patent Related Loss" shall also include 75% of the gross revenues (less returns, cash discounts and markdowns) attributable to the affected Product for the 12 full month period immediately preceding the first day of the month of such cessation of manufacture, use, sale or distribution. For purposes of this definition only, "Royalties" included within the foregoing definition of "Revlon Patent Related Losses" shall mean any royalty, settlement liability based on future sales of the Company or its Subsidiaries, or other unliquidated payment in the nature of a royalty, however denominated, that must be paid by the Company or any Subsidiary relating to the resolution of any Revlon Patent Matters. For purposes of this definition only, the amount of Royalties shall be deemed to equal the amount of any such royalty, liability or payment which would have been paid during the 12 full month period immediately preceding the first day of the month such Royalty must be paid, as if such royalty, liability or payment obligation had been in force during such period, multiplied by 7.0.

          "Rules" has the meaning set forth in Section 8.8(a).

          "San Gabriel Valley Site Liabilities" means any and all Losses and obligations arising from or related to any of the following: (a) any hazardous substances or other contamination present on, or that originated at or migrated from, the Company's real property, including the Leased Real Property, in City of Industry, California on or prior to the Closing Date, including any obligations to or asserted by the California Regional Water Quality Control Board or other government agency; (b) any involvement in, with or at the San Gabriel Valley Superfund Site and/or the Puente Valley Area or Operable Unit thereof (collectively, the "San Gabriel Valley Superfund Site"); and

  (c) all pending and any future-asserted personal injury, property or natural resource damage, toxic tort or other lawsuits or claims related to hazardous substances or other contaminants within the San Gabriel Valley Superfund Site and/or any hazardous substances or other contamination present on, or that originated at or migrated from, the Company's real property, including the Leased Real Property, in City of Industry, California on or prior to the Closing Date, including (i) approximately six pending lawsuits filed by individuals against the Company in 1999, and (ii) any contamination-related claims or lawsuits filed or to be filed by water suppliers located within the San Gabriel Valley Superfund Site.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

          "Seller Parties" has the meaning set forth in Section 8.2(b).

          "Seller" has the meaning set forth in the Preamble.

          "Seller's Expenses" has the meaning set forth in Section 8.6.

          "Shared Insurance Policies" has the meaning set forth in Section 5.21.

          "Shares" has the meaning set forth in the Preamble.

          "Spin-Off Agreement" has the meaning set forth in Section 3.1(k).

          "Stockholders Agreement" has the meaning set forth in Section 3.1(l).

          "State Authorities" has the meaning set forth in Section 5.18(a).

          "Straddle Period" has the meaning set forth in Section 8.11(b).

          "SWDA" has the meaning set forth in Section 5.17.

          "Subordination Agreement" has the meaning set forth in Section 3.1(m).

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, at least fifty percent (50%) of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, at least fifty percent (50%) of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For the avoidance of doubt, the use of the term "Subsidiaries" and "Subsidiary" herein when referring to the Company includes the Excluded Subsidiaries.

          "Tax" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duty or fee, other import duty or fee, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

          "Tax Benefit" has the meaning set forth in Section 8.2(f).

          "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Third-Party Approvals" has the meaning set forth in Section 3.1(b).

          "Trade Secrets" means all proprietary know-how, trade secrets, confidential information, research and development information, formulas, compositions, manufacturing and production processes and techniques, technical information, plans and drawings owned or used by the Retained Businesses, including Physicians Formula.

          "Working Capital" means, as of any date of determination, the excess of the Company's and its Retained Subsidiaries' total current assets on a consolidated basis as of such date over the Company's and its Retained Subsidiaries' total current liabilities (excluding the current portion of the Company's Indebtedness) on a consolidated basis as of such date, determined in a manner consistent with the calculation of working capital in the pro-forma unaudited consolidated balance sheet of the Retained Businesses as of September 30, 2003 attached hereto and referenced in Section 5.5 below and (i) the Reserve Calculations (attached to such statement), (ii) the Allocation Methodology (attached to such statement), (iii) updated pro-forma adjustments and US GAAP classification adjustments similar to those referenced in the Appendix to the pro-forma income statement for the nine-month period ending September 30, 2003 (whether on the chart in the Appendix attached to such statement or in the footnotes on such chart), and (iv) updated entries and footnotes similar to those referenced in the Appendix to such pro-forma unaudited consolidated balance sheet as of September 30, 2003; all of which determinations and calculations shall be consistent with GAAP consistently applied (except for the matters referenced in footnote 18 to the Appendix to the pro-forma unaudited statement of income for the nine months ending September 30, 2003), and provided, however, that, notwithstanding anything to the contrary herein, in determining Working Capital hereby (x) Working Capital shall be increased by all Seller's Expenses paid or reimbursed by the Company pursuant to Section 8.6 below (not to exceed the greater of (a) $250,000 and (b) an amount equal to twenty-five percent (25%) of Buyer's Expenses (other than those Buyer's Expenses related to the Company's senior debt financing) paid or reimbursed by the Company as provided in Section 8.6 below), (y) liabilities shall include the pro-rated portion of bonuses and other compensation (contingent or otherwise) which would have been incurred prior to the Closing at the greatest amounts payable under any plans or agreements with the Company or any of its Subsidiaries whether or not such liabilities would otherwise be deemed liabilities in accordance with GAAP, and (z) liabilities shall include all Taxes associated with the transactions contemplated by the Spin-Off Agreements.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

        2.1    Basic Transaction.    On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, all of the Shares, free and clear of all Encumbrances.

        2.2    Closing Transactions.

          (a)    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, or at such other place as is mutually agreeable to Buyer and Seller, at 10:00 a.m. local time on the date hereof (the "Closing Date").

          (b)    Deliveries and Transaction Steps.    At the Closing:

              (i)  Buyer shall pay to Seller cash in an amount equal to the Estimated Cash Purchase Price by wire transfer of immediately available funds to an account designated by Seller at least two business days prior to the Closing Date;

             (ii)  Buyer shall deliver to Seller the Buyer Subordinated Note;

            (iii)  Parent shall deliver to Seller certificates representing the Parent Common Stock and the Parent Preferred Stock, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto;

            (iv)  Seller shall deliver to Buyer the certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto;

             (v)  The Company and Seller shall deliver to Buyer the following:

              (A)  evidence (in form and substance reasonably satisfactory to Buyer) that the Company's and Seller's legal counsel, investment bankers and other agents and representatives have been paid in full and that none of the Company or any of the Retained Subsidiaries has any liability (including any indemnification obligations) to any of the Company's or Seller's legal counsel, investment bankers, agents or representatives;

              (B)  evidence of termination of all agreements (if any) regarding voting, transfer or other arrangements related to the Shares that are in effect prior to the Closing (in each case on terms and conditions reasonably satisfactory to Buyer); and

              (C)  evidence of releases of all Liens (other than any Permitted Liens) related to the assets and properties of the Company and the Retained Subsidiaries and payoff letters with respect to any Indebtedness for borrowed money outstanding as of the Closing (in each case on terms and conditions reasonably satisfactory to Buyer);

            (vi)  The Company, Seller, Parent and Buyer, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such party under Article III below; and

           (vii)  Seller shall deliver to Buyer all corporate books and records and other property of the Company or any of its Retained Subsidiaries in its possession.

        2.3    Purchase Price.

          (a)   The aggregate purchase price for the Shares (the "Purchase Price") shall be equal to (i) $59,880,000, minus the aggregate amount of all Indebtedness of the Company and its Retained Subsidiaries as of the Closing (the "Closing Indebtedness"), plus (or minus) the amount (if any) by which the Company's Working Capital as shown on the Closing Statement (the "Closing Working Capital") is greater than (or less than) $13,000,000, as the case may be (the "Cash Purchase Price"), plus (ii) 2,000,000 shares of Parent's common stock, par value $0.01 per share (the "Parent Common Stock"), and 7,468.837 shares of Parent's Series A Redeemable Preferred Stock, par value $0.01 per share, with an aggregate liquidation value as of the Closing equal to $7,468,837 (the "Parent Preferred Stock"), plus (iii) the Buyer Subordinated Note in the original principal amount of $2,451,163, as provided in the definitions above.

          (b)   At the Closing, Buyer shall pay to Seller in the manner described in Section 2.2(b) above an amount (the "Estimated Cash Purchase Price") equal to $56,855,000.

          (c)   On or prior to December 31, 2003, Parent shall cause Buyer or the Company to deliver to Seller a statement (in its final and binding form as determined below, the "Closing Statement") setting forth the Closing Working Capital at 11:59 pm on October 31, 2003 and setting forth the Closing Indebtedness as of the Closing. The Closing Statement shall be prepared in accordance with the definition of Working Capital (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby). Seller shall cooperate as reasonably requested in connection with the preparation of the Closing Statement and shall be entitled to have its representatives present during any audit or inspection of the inventory in connection with the preparation of the Closing Statement. Seller shall be permitted to review the books, records and working papers of Buyer and the Company related to the preparation of the Closing Statement and determination of the Closing Indebtedness and the Closing Working Capital until January 31, 2004. The Closing Statement shall become final and binding upon the parties on January 31, 2004, unless Seller shall give written notice of its disagreement (a "Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is given by Seller, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the 20 days following delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Seller's and its representatives' books, records and working papers relating to the Notice of Disagreement. If, at the end of the 20-day period referred to above, the matters in dispute have not been fully resolved, then the parties shall, within 10 days thereafter, submit to a mutually satisfactory independent "big-four" accounting firm (the "Accounting Firm") for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Closing Indebtedness and the Closing Working Capital to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. If the parties are unable to mutually agree on an Accounting Firm, Buyer and Seller shall, prior to the end of the 10-day period referenced in the immediately preceding sentence, select a "big-four" Accounting Firm by lot (after excluding Deloitte & Touche LLP and PricewaterhouseCoopers LLP). The parties will cooperate with the Accounting Firm during the term of its engagement. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. The Accounting Firm's determination will be based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the determination of the Closing Indebtedness and the Closing Working Capital shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than 15 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated by the Accounting Firm based on the relative accuracy of each party's proposed amount against the Accounting Firm's final resolution. For the avoidance of doubt and by way of example only, if Seller proposes $14,000,000 as the amount of Closing Working Capital, and Buyer proposes $10,000,000, and the Accounting Firm settles at $12,000,000, fees and expenses shall be shared 50% by Seller and 50% by Buyer. If, however, Buyer had instead proposed $12,000,000, all fees would be borne by Seller, because Seller's proposed amount was the only proposal that differed from the Accounting Firm's final amount.

          (d)   If the Estimated Cash Purchase Price is greater than the Cash Purchase Price, Seller shall, and if the Cash Purchase Price is greater than the Estimated Cash Purchase Price, Buyer shall, within three business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to Buyer or Seller, as the case may be, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to four percent (4%), calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

ARTICLE III

CLOSING DELIVERIES

        3.1    Deliveries to Parent and Buyer.    On or prior to the Closing Date:

          (a)   Seller and the Company shall deliver to Buyer full releases from each of FocalPoint Partners LLC and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, counsel for Seller;

          (b)   Seller and the Company shall have received or obtained all third-party consents and approvals, and shall have made all notices to third-parties, that are identified with an asterisk (*) on the attached Restrictions Schedule (collectively, the "Third-Party Approvals"), in each case on terms and conditions reasonably satisfactory to Buyer and shall have delivered all such consents, approvals and copies of notifications to Buyer and Parent;

          (c)   Seller and the Company shall have received or obtained all governmental and regulatory consents, novations, approvals, licenses and authorizations and shall have properly given all notices, that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Shares and control the Company and its Retained Subsidiaries following the Closing, in each case as identified on the attached Governmental Approval Schedule and on terms and conditions reasonably satisfactory to Buyer (collectively, the "Governmental Approvals") and Buyer and Parent shall have received copies of all such Governmental Approvals;

          (d)   Seller shall have delivered the Seller Certificate, which shall certify that except for any pending or threatened suit, action or other proceeding initiated by Parent or Buyer directly or indirectly through their respective Affiliates or Subsidiaries, no suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) materially and adversely affect the right of Buyer to own the Shares or operate the businesses of or control the Company and its Retained Subsidiaries and the Retained Businesses, (iv) materially and adversely affect the right of the Company and its Retained Subsidiaries to own their respective assets or control their respective businesses or (v) result in any material damages being assessed against the Company or any of its Retained Subsidiaries, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

          (e)   All Guarantees entered into by the Company or any of its Retained Subsidiaries that relate in any respect to the Excluded Businesses shall have been terminated with no Loss on the part of the Company and any of its Retained Subsidiaries on terms reasonably satisfactory to the Buyer and evidence of such termination shall have been delivered to Buyer and Parent;

          (f)    Other than the Spin-Off Agreement, the Management Services Agreement, the Manufacturing Agreement, the Galenic Side Letter and the Distribution Agreement, (i) all contracts, leases, agreements and instruments between the Company or any of the Retained Subsidiaries, on the one hand, and any Affiliate of the Company other than the Retained Subsidiaries, on the other hand, shall have been terminated with no Loss on the part of the Company or any of its Retained Subsidiaries on terms reasonably satisfactory to the Buyer; and (ii) all contracts, leases, agreements and instruments entered into by Seller or any of its Affiliates other than the Company and the Retained Subsidiaries which are primarily related to the Retained Businesses and all Intellectual Property Rights of Seller or any of its Affiliates other than the Company and the Retained Subsidiaries which are related to the Retained Businesses shall have been transferred to the Company or one of the Retained Subsidiaries on terms reasonably satisfactory to Buyer and evidence of such termination and transfers shall have been delivered to Buyer and Parent;

          (g)   The Company shall have obtained and delivered to Buyer a letter of consent and estoppel certificate from each lessor of the Leased Realty in form and substance reasonably satisfactory to Buyer and its special counsel and if requested by Buyer's lender, Seller and the Company shall have obtained and delivered to Buyer a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Realty Lease, in form and substance reasonably satisfactory to the Buyer and the Buyer's lender;

          (h)   Seller and the Company shall have executed and delivered, and shall have caused Rene Furterer, Inc. to have executed and delivered a management services agreement among Seller, the Company and Rene Furterer, Inc. in the form of Exhibit B attached hereto (the "Management Services Agreement"), and the Management Services Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (i)    Seller shall have executed and delivered, and shall have caused Physicians Formula to execute and deliver a manufacturing agreement between Physicians Formula and Seller in the form of Exhibit C attached hereto (the "Manufacturing Agreement"), and the Manufacturing Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (j)    Seller and the Company shall have caused Rene Furterer, Inc. to have executed and delivered a distribution agreement between the Company and Rene Furterer, Inc. in the form of Exhibit D attached hereto (the "Distribution Agreement"), and the Distribution Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (k)   Seller shall have contributed the Excluded Businesses to PFDC Holdings, Inc., a Delaware corporation ("PFDC Holdings"), and thereafter distributed all of the outstanding capital stock of PFDC Holdings to Seller, in each case pursuant to the documents in the form of Exhibit E attached hereto (collectively, the "Spin-Off Agreement"), and the Spin-Off Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (l)    Seller shall have executed and delivered a stockholders agreement in the form of Exhibit F attached hereto (the "Stockholders Agreement"), and the Stockholders Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (m)  Seller shall have executed and delivered a registration agreement in the form of Exhibit G attached hereto (the "Registration Agreement"), and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (n)   Seller shall have executed and delivered a subordination agreement in the form of Exhibit H attached hereto (the "Subordination Agreement"), and the Subordination Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

          (o)   Parent and Buyer shall have received from each of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, counsel for Seller and the Company, and Rambaud Martel, French counsel for PFSA and Seller, legal opinions in the form of Exhibit I attached hereto, which shall be addressed to Parent, Buyer and Buyer's lenders, dated as of the Closing Date;

          (p)   Seller shall deliver or cause to be delivered to Buyer a certificate as described in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably acceptable to Buyer, certifying that the Shares are not U.S. real property interests within the meaning of such provisions;

          (q)   Each of Seller and PFDC Holdings shall have executed and delivered a side letter in the form of Exhibit P attached hereto (the "Galenic Side Letter"), and the Galenic Side Letter shall be in full force and effect as of the Closing and shall not have been amended or modified; and

          (r)   At the Closing, Seller shall have delivered to Parent and Buyer (i) a certificate signed by each of Seller and the Company in the form of Exhibit J attached hereto (the "Seller Certificate"); (ii) copies of any Third-Party Approvals and Governmental Approvals; (iii) certified copies of the resolutions of Seller's board of directors (or their equivalent) and the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) the resignations, effective as of the Closing, of each director of the Company and the Retained Subsidiaries; (v) good standing certificates for each of the Company and the Retained Subsidiaries from their respective jurisdictions of organization and each jurisdiction in which the Company or the Retained Subsidiaries are qualified to do business as a foreign entity, and good standing certificates (or their equivalent) for Seller from its jurisdiction of organization, in each case dated as of a recent date prior to the Closing Date; (vi) secretary's certificate of the Seller in the form of Exhibit L attached hereto; (vii) secretary's certificate of the Company in the form of Exhibit M attached hereto; and (viii) such other documents or instruments as are reasonably required to be delivered by Seller or the Company at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

        All proceedings to be taken by Seller and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Seller to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer and its special counsel.

        3.2    Deliveries to Seller.    On or prior to the Closing Date:

        (a)   Buyer shall have delivered the Buyer Certificate, which shall certify that the representations and warranties made in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and Parent and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by Parent and Buyer hereunder prior to the Closing;

        (b)   Buyer shall have delivered the Buyer Certificate, which shall certify that except for any pending or threatened suit, action or other proceeding directly or indirectly initiated by Seller or the Company, no suit, action or other proceeding shall be pending or threatened against Parent or Buyer before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or

(iii) result in any material damages being assessed against Seller, and no such injunction, judgment, order, decree or ruling shall be in effect;

        (c)   The Management Services Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

        (d)   The Manufacturing Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

        (e)   The Distribution Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

        (f)    Each of the parties to the Stockholders Agreement other than Seller shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

        (g)   Each of the parties to the Registration Agreement other than Seller shall have executed and delivered the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

        (h)   The Company shall have executed and delivered the Galenic Side Letter, and the Galenic Side Letter shall be in full force and effect as of the Closing and shall not have been amended or modified; and

        (i)    At the Closing, Buyer and Parent shall have delivered to Seller (i) a certificate signed by Buyer and Parent in the form of Exhibit K attached hereto, dated the date of the Closing (the "Buyer Certificate"), (ii) certified copies of the resolutions of each of Buyer's and Parent's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iii) secretary's certificate of Buyer in the form of Exhibit N-1 attached hereto; (iv)  secretary's certificate of Buyer and Parent in the form of Exhibit N-2 attached hereto; (v) a good standing certificate for Parent from the Secretary of State of the State of Delaware and from each other jurisdiction in which Parent is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date, and (vi) a good standing certificate for Buyer from the Secretary of State of the State of New York and from each other jurisdiction in which Buyer is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date.

        (j)    Seller shall have received from Kirkland & Ellis LLP, counsel for Buyer and Parent, an opinion with respect to the matters set forth in Exhibit O attached hereto, which shall be addressed to Seller and Buyer's lenders, dated as of the Closing Date and in form and substance reasonably satisfactory to Seller.

        All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its special counsel.

ARTICLE IV

[INTENTIONALLY OMITTED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND SELLER

        As a material inducement to Parent and Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Parent and Buyer (all of which representations and warranties shall be subject to the exceptions noted in the Schedules delivered by Seller to Parent and Buyer with respect to such representations and warranties (and any other representation or warranty as to which any such exception is reasonably apparent on its face)) that:

        5.1    Corporate Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except were the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's certificate of incorporation and bylaws which have been furnished to Buyer's special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), and the record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws. The attached Officers and Directors Schedule sets forth a list all of the officers and directors of the Company. Each of PFSA and Seller is a corporation duly organized, validly existing and in good standing under the laws of the Country of France. Each of PFSA and Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

        5.2    Capital Stock and Related Matters; Title to Shares.    The entire authorized Capital Stock of the Company consists of 20,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the Capital Stock of the Company is held beneficially and of record by Seller, free and clear of all Encumbrances. At the Closing, Seller shall sell to Buyer good and valid title to the Shares, free and clear of all Encumbrances. Except as set forth in the Capitalization Schedule attached hereto, the Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its Capital Stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its Capital Stock or any stock appreciation rights or phantom stock plan. Except as set forth in the Capitalization Schedule attached hereto, the Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock. The Company has not violated any foreign, federal or state securities laws in connection with the offer, sale or issuance of its Capital Stock. All of the outstanding shares of the Company's Capital Stock have been validly issued and are fully paid and nonassessable. There are no agreements between the Company's shareholders with respect to the voting or transfer of the Company's Capital Stock or with respect to any other aspect of the Company's affairs (other than any such agreements that will be terminated as of the Closing).

        5.3    Authorization; Noncontravention.

        (a)   The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company, Seller or PFSA is a party have been duly authorized by the Company, Seller or PFSA, as applicable, and no other corporate act or other proceeding on the part of the Company, Seller or PFSA is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Company, Seller and PFSA and constitutes a valid and binding obligation of each of the Company, Seller and PFSA, enforceable in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor's rights), and each of the other agreements and instruments contemplated hereby to which the Company, Seller or PFSA is a party, when executed and delivered by the, Seller or PFSA, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms. The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller's entire interest, legal and beneficial, in the Shares (other than the indirect interest Seller would retain in the Shares through the acquisition of Capital Stock of Parent by the Seller pursuant to this Agreement). Seller has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the Shares, and upon transfer to Buyer of the certificates representing such Shares, Buyer will receive good and marketable title to such Shares, free and clear of all Liens.

        (b)   Except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company, Seller and PFSA of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company, Seller or PFSA is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, Seller and PFSA do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company's or any of the Retained Subsidiaries' Capital Stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, Seller's, PFSA's, the Company's or any of its Subsidiaries' charter documents, bylaws or other constituent documents (including trust instruments), or any law, statute, rule or regulation to which the Company or any of its Subsidiaries or Seller or PFSA is subject, or any agreement, instrument, license, permit, order, judgment or decree to which the Company or any of the Company's Subsidiaries, Seller or PFSA is subject. Other than that certain Confidentiality Agreement, dated March 15, 2003 between Summit Partners, L.P. and the Company and that certain letter agreement dated June 13, 2003 among Summit Partners, L.P., the Company and Seller, neither the Company or any of the Retained Subsidiaries nor Seller or PFSA is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

        5.4    Subsidiaries.    The attached Subsidiary Schedule correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its organization and the Persons owning the outstanding Capital Stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and possesses all requisite power and authority necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. All of the Capital Stock of each Subsidiary is validly issued, fully paid and nonassessable, all of the Capital Stock of each Retained Subsidiary is owned by the Company free and clear of all Encumbrances, and except as set forth on the attached Subsidiary Schedule or as contemplated in the Spin-Off Agreement, all of the Capital Stock of each Excluded Subsidiary is owned by the Company or another Subsidiary free and clear of all Encumbrances. Neither the Company nor any of its Retained Subsidiaries owns or holds the right to acquire any Capital Stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person and, except as set forth on the attached Subsidiary Schedule, none of the Excluded Subsidiaries owns or holds the right to acquire any Capital Stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person. The attached Officers and Directors Schedule sets forth a list all of the officers and directors of each of the Company's Retained Subsidiaries.

        5.5    Financial Statements.    Attached hereto as the Financial Statements Schedule are the following financial statements:

        (a)   the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2002 which was audited by Deloitte & Touche LLP, and the related statements of income and cash flows (or the equivalent) for the fiscal year then ended;

        (b)   the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2003 which was audited by Deloitte & Touche LLP, and the related statements of income and cash flows (or the equivalent) for the six-month period then ended;

        (c)   the pro-forma unaudited consolidated balance sheet of the Retained Businesses as of December 31, 2002, and the related statement of income (or the equivalent) for the fiscal year then ended, together with an accurate and complete written description of all pro-forma adjustments made therein; and

        (d)   the pro-forma unaudited consolidated balance sheet of the Retained Businesses as of September 30, 2003 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the nine-month period then ended (collectively with the "Latest Balance Sheet", the "Latest Financial Statements"), together with an accurate and complete written description of all pro-forma adjustments made therein.

Each of the financial statements referenced in subparagraphs (a) and (b) (including in all cases the notes thereto, if any), fairly presents the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the operating results of the Company and its Subsidiaries for the periods covered thereby and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. Each of the financial statements referenced in subparagraphs (c) and (d) (including in all cases the notes thereto) have been prepared from the internal accounts of the Company and fairly present the financial condition of the Company and the Retained Subsidiaries (excluding all Excluded Businesses) as of the respective dates thereof and the operating results of the Company and the Retained Subsidiaries (excluding all Excluded Businesses) for the periods covered thereby, in a manner consistent with (i) the Reserve Calculations (attached to such statements), (ii) the Allocation Methodology (attached to such statements), (iii) with respect to the pro-forma income statements and cash flows statement, all pro-forma adjustments and US GAAP classification adjustments referenced in the Appendices to each such statement (whether on the chart in the Appendix attached to such statement or in the footnotes on such chart), and (iv) with respect to the balance sheets and cash flows statement, all entries in and footnotes to the Appendices to each such statement, and as a result of clauses (i) through (iv) above such financial statements referenced in subparagraphs (c) and (d) are consistent with GAAP consistently applied throughout the periods covered thereby, subject to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals (none of which footnote disclosures or changes would, alone or in the aggregate, have a Material Adverse Effect) and except for the matters referenced in footnotes 19 and 22 to the Appendix to the pro-forma unaudited statement of income for the twelve months ending December 31, 2002 and the matters referenced in footnote 18 to the Appendix to the pro-forma unaudited statement of income for the nine months ending September 30, 2003 (all of which referenced matters may not be consistent with GAAP).

        5.6    Accounts Receivable.    Except as set forth on the attached Accounts Receivable Schedule, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the Closing Statement (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) are or shall be bona fide receivables arising in the ordinary course of business. Except as set forth on the Accounts Receivable Schedule, no Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

        5.7    Inventory.    Except as set forth on the attached Inventory Exceptions Schedule, all of the Company's and its Retained Subsidiaries' inventory consists of a quality usable and salable in the ordinary course of business consistent with past practice, subject to the reserves for inventory write-downs or unmarketable, obsolete, defective, or damaged inventory reflected in the Latest Balance Sheet and the Closing Statement, all as determined in accordance with GAAP consistently applied.

        5.8    Absence of Undisclosed Liabilities.    Except as set forth on the attached Liabilities Schedule, none of the Company or any of the Retained Subsidiaries has or will have any obligation or liability arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet, (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (c) obligations under contracts and commitments described on the attached Contracts Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 5.12 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date), (d) liabilities and obligations which are reasonably apparent in the other Schedules referred to in this Article V and (e) other liabilities and obligations which, in the aggregate, do not exceed $100,000.

        5.9    No Material Adverse Effect.    Since June 30, 2003, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect and (except with respect to the transactions consummated pursuant to the Spin-Off Agreement and for cash dividends paid by the Company to Seller prior to the Closing) each of the Company and the Retained Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice.

        5.10    Absence of Certain Developments.    Except as set forth on the attached Developments Schedule, since June 30, 2003, none of the Company or any of the Retained Subsidiaries has:

        (a)   issued any notes, bonds or other debt securities or any Capital Stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any Capital Stock or other equity securities;

        (b)   borrowed any amount or incurred or become subject to any material liabilities, except current Indebtedness incurred in the ordinary course of business consistent with past practice;

        (c)   discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

        (d)   declared, set aside or made any payment or distribution of cash or other property to any of its stockholders with respect to its Capital Stock or otherwise (other than the distribution of the Excluded Businesses pursuant to the Spin-Off Agreement), or purchased, redeemed or otherwise acquired any Capital Stock or other equity securities (including any warrants, options or other rights to acquire its Capital Stock or other equity);

        (e)   mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

        (f)    sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible or intangible assets, except in the ordinary course of business consistent with past practice or pursuant to the Spin-Off Agreement, or canceled any material debts or claims;

        (g)   sold, assigned, transferred, leased, licensed or otherwise encumbered any material Intellectual Property Rights, disclosed any material proprietary confidential information to any Person (other than to Buyer and its Affiliates), or abandoned or permitted to lapse any material Intellectual Property Rights;

        (h)   made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on the attached Contracts Schedule or in the ordinary course of business consistent with past practice), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

        (i)    suffered any extraordinary losses or waived any rights of material value (whether or not in the ordinary course of business or consistent with past practice) in excess of $62,500 in the aggregate;

        (j)    made capital expenditures or commitments therefor that aggregate in excess of $62,500;

        (k)   delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation in a manner other than in the ordinary course of business consistent with past practices, or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

        (l)    made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to the Company's or its Subsidiaries' employees in the ordinary course of business consistent with past practice);

        (m)  made any charitable contributions or pledges exceeding in the aggregate $25,000 or made any political contributions;

        (n)   suffered any damage, destruction or casualty loss exceeding in the aggregate $62,500, whether or not covered by insurance;

        (o)   made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business or consistent with past practice);

        (p)   made any Investment in or taken any steps to incorporate or organize any Subsidiary;

        (q)   amended its certificate of incorporation, by-laws or other organizational documents;

        (r)   entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

        (s)   taken any action or failed to take any action that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to the trade or other customers that would otherwise be expected to occur after the Closing (including any failure to market and sell its Products in normal commercial quantities and through normal commercial channels prior to the Closing);

        (t)    made any changes to its normal and customary practices regarding the solicitation, booking or fulfillment of orders or the shipment and delivery of goods;

        (u)   entered into any material contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or changed in any material respect any business practice (in anticipation of the transactions contemplated hereby or otherwise);

        (v)   transferred, sold or assigned any assets included in the Retained Businesses to an Excluded Subsidiary or transferred, sold or assigned any liabilities or other obligations included in the Excluded Businesses from any Excluded Subsidiary to the Company or any Retained Subsidiary; or

        (w)  entered into any binding arrangement to do any of the foregoing.

        5.11    Assets.

        (a)   Except as set forth on the attached Assets Schedule, the Company or one of the Retained Subsidiaries has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, free and clear of all Liens (other than properties and assets disposed of for fair consideration in the ordinary course of business since the dates of such balance sheets and except for Liens for current property taxes not yet due and payable and Permitted Liens). The Company and each of its Retained Subsidiaries owns, has a valid leasehold interest in or has the valid and enforceable right to use all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Except as set forth on the attached Assets Schedule, all of the Company's and the Retained Subsidiaries' buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are fit for use in the ordinary course of the Company's and such Retained Subsidiaries' business as presently conducted. All such assets have been installed and maintained in all material respects in accordance with industry standards. The Excluded Subsidiaries do not own or (except to the extent provided in the Manufacturing Agreement) have an interest in any assets used by the Retained Businesses.

        (b)   The Leased Real Property Schedule attached hereto contains a complete list of all real property leased, subleased or occupied by the Company or any of the Retained Subsidiaries (individually "Leased Real Property" and collectively, the "Leased Realty"). Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of the Retained Subsidiaries has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens. The Company has previously delivered to Buyer's special counsel complete and accurate copies of each of the leases for the Leased Realty (the "Realty Leases"). No Excluded Subsidiary is a party to any lease or sublease except as set forth on the Leased Real Property Schedule. With respect to each Realty Lease: (i) the Realty Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any of the Retained Subsidiaries nor, to the knowledge of the Company, any other party to the Realty Lease is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Realty Lease; (iii) the Realty Lease has not been modified, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (iv) neither the Company nor any of the Retained Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease; and (v) the other party to such Realty Lease is not an Affiliate of the Company or its Subsidiaries.

        5.12    Contracts and Commitments.

        (a)   Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule or Employee Benefits Schedule, neither the Company nor any of the Retained Subsidiaries is a party to or bound by any written or oral:

            (i)  pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements, other than any oral plans or arrangements which are applicable to employees of the Company generally and are not material to the Company and the Retained Subsidiaries;

           (ii)  written contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis for annual compensation in excess of $75,000, or relating to loans to officers, directors or Affiliates;

          (iii)  contract under which the Company or any of the Retained Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $37,500 (other than with respect to Seller's Expenses);

          (iv)  agreement or indenture relating to borrowed money or other Indebtedness in excess of $62,500 or the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of the Retained Subsidiaries;

           (v)  Guaranty;

          (vi)  lease or agreement under which the Company or any of the Retained Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $37,500;

         (vii)  lease or agreement under which the Company or any of the Retained Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of the Retained Subsidiaries;

        (viii)  contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $75,000, other than purchase and sales orders entered into in the ordinary course of business;

          (ix)  assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights) granted by or made to the Company or any of the Retained Subsidiaries (except licenses of unmodified, "off the shelf" software used solely for the Company's and the Retained Subsidiaries' own internal use) for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $50,000;

           (x)  agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

          (xi)  sales, distribution, manufacturing, supply or franchise agreement, other than purchase and sales orders entered into in the ordinary course of business;

         (xii)  agreement with a term of more than six months which is not terminable by the Company or any of Retained Subsidiaries upon less than 30 days' notice without penalty and involves a consideration in excess of $75,000 annually;

        (xiii)  contract regarding voting, transfer or other arrangements related to the Company's or any Retained Subsidiary's Capital Stock or warrants, options or other rights to acquire any of the Company's or any Retained Subsidiary's Capital Stock;

        (xiv)  contract or agreement regarding any material indemnification provided to or by the Company and any Retained Subsidiaries, including any contract regarding any indemnification provided with respect to Environmental and Safety Requirements or any of the San Gabriel Valley Site Liabilities;

         (xv)  contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

        (xvi)  any other agreement which is material to its operations and business prospects or involves a consideration in excess of $75,000 annually, other than purchase and sales orders entered into in the ordinary course of business.

        To the extent applicable, the contracts, leases, agreements and instruments identified on the Contracts Schedule are separately identified by type of agreement. The description of all contracts, leases, agreements and instruments identified on the Contracts Schedule clearly identify all amendments, waivers and other modifications to such agreements.

        (b)   Except as identified on the Contracts Schedule, no Excluded Subsidiary is a party to any contracts, leases, agreements and instruments listed on the Contracts Schedule. All of the contracts, leases, agreements and instruments set forth or required to be set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor's rights and by the availability of injunctive relief, specific performance and other equitable remedies), and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Except as set forth on the Contracts Schedule, (i) each of the Company and the Retained Subsidiaries has performed all material obligations required to be performed by it and is not in default under or in material breach of nor in receipt of any claim of default or material breach under any contract, lease, agreement or instrument to which the Company or any of the Retained Subsidiaries is subject which is listed on the Contracts Schedule or required to be listed on the Contracts Schedule; (ii) to the Company's knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, material breach or material event of noncompliance by the Company or any of the Retained Subsidiaries under any contract, lease, agreement or instrument which is listed on the Contracts Schedule or required to be listed on the Contracts Schedule to which the Company or any of the Retained Subsidiaries is subject; (iii) neither the Company nor any of the Retained Subsidiaries has any present expectation or intention of not fully performing all such obligations; (iv) to the Company's knowledge, no partially-filled or unfilled customer purchase order or sales order is currently subject to cancellation or any other material modification by the other party thereto or is currently subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and (v) the Company does not have knowledge of any breach or anticipated breach by the other parties to any contract, lease, agreement, instrument or commitment to which they are parties.

        (c)   Buyer's counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached Contracts Schedule, together with all amendments, waivers or other changes thereto.

        5.13    Intellectual Property Rights.

        (a)   The attached Intellectual Property Schedule contains a complete and accurate description and list of all (i) patented or registered Intellectual Property Rights owned or held by the Company or any of its Retained Subsidiaries, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Retained Subsidiaries, (iii) unregistered trademarks, service marks, trade names, logos, corporate names and brand names of the Company and its Retained Subsidiaries, specifying which marks or names are owned with respect to the Excluded Businesses and the Retained Businesses, (iv) Internet domain names used by the Company or any of its Retained Subsidiaries, and (v) unregistered copyrights owned or held by the Company or any of its Retained Subsidiaries that are material to the conduct of their respective businesses as presently conducted; in each case specifying which Intellectual Property Rights are included as part of the Retained Businesses and which Intellectual Property Rights are part of the Excluded Businesses. Except as expressly noted on the Intellectual Property Schedule or as permitted under the Manufacturing Agreement, none of the Intellectual Property Rights required to be disclosed thereon are currently used by the Excluded Businesses or by Seller or any of its Affiliates (other than the Company and the Retained Subsidiaries). The Company or one of the Retained Subsidiaries owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license (which, to the extent required under Section 5.12 is set forth on the attached Contracts Schedule), all Intellectual Property Rights reasonably necessary for the operation of the Retained Businesses as presently conducted, free and clear of all Liens. Each employee and independent contractor of the Company or any of the Retained Subsidiaries have assigned all of such employee's or independent contractor's respective rights, title and interest in and to all Intellectual Property Rights created or developed by them on behalf of Company or one of the Retained Subsidiaries or otherwise under the direction or supervision of the Company or one of the Retained Subsidiaries. Except as set forth on the attached Intellectual Property Schedule or as permitted under the Manufacturing Agreement, neither Seller nor any Affiliate of Seller (other than Company and its Retained Subsidiaries) owns or holds any Intellectual Property Rights that are embodied or used in any of the Retained Businesses', the Company's or the Retained Subsidiaries' Products. Except as set forth on the attached Intellectual Property Schedule, (i) the loss or expiration of any Intellectual Property Right or group of Intellectual Property Rights embodied in a group of Products marketed under the same or confusingly similar product name owned or used by the Company or any of its Retained Subsidiaries has not had and would not reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Intellectual Property Right is pending or, to the Company's knowledge, threatened and (ii) there is no action which if not taken with sixty days of the Closing Date could reasonably and materially impair any of the Intellectual Property Rights of the Company or any of the Retained Subsidiaries. The Company and each of its Subsidiaries has taken all commercially reasonable steps to maintain and protect the Intellectual Property Rights which it owns and uses. To the Company's knowledge, the owners of any Intellectual Property Rights licensed to the Company and its Subsidiaries have taken commercially reasonable action to maintain and protect the Intellectual Property Rights which are subject to such licenses.

        (b)   Except as set forth on the attached Intellectual Property Schedule, (i) there have been no claims made against the Company or any of its Subsidiaries or the Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries and, to the Company's knowledge, there is no basis for any such claim, (ii) neither the Company nor Seller has received any notices of, and has no knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party, or identifying any third party Intellectual Property Rights in relation to one or more Products), (iii) the conduct of the Company's and its Subsidiaries' businesses has not infringed, misappropriated or conflicted with, and the continued conduct of the

Retained Businesses will not infringe, misappropriate or conflict with, any Intellectual Property Rights of other Persons, and (iv) to the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries have not been infringed, misappropriated or conflicted by other Persons except as set forth on the attached Litigation Schedule. Except as set forth and described on the attached Intellectual Property Schedule or the Manufacturing Agreement, the transactions contemplated by this Agreement will not have an adverse effect on the Company's or any of the Retained Subsidiaries' right, title or interest in and to the Intellectual Property Rights owned, held or used by the Company and the Retained Subsidiaries and all of such Intellectual Property Rights used by the Retained Businesses shall be owned or available for use from a third party other than Seller or any of its Affiliates by the Company and its Retained Subsidiaries on identical terms and conditions immediately after the Closing.

        (c)   No one Person has knowledge of any Trade Secrets that are not known by at least one other employee of the Company or its Retained Subsidiaries or that are not reasonably documented and in the possession of the Company.

        (d)   To the Company's knowledge, except as described on the Intellectual Property Schedule, the Trade Secrets used in the production of the Products are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company or Physicians Formula) or to the detriment of the Company. Without limiting the foregoing, and except only to the extent permitted by the Manufacturing Agreement, the Trade Secrets are not used by any of the Excluded Businesses, Seller or any of its Affiliates (other than the Company and the Retained Subsidiaries).

        5.14    Litigation.    Except as set forth on the attached Litigation Schedule, there are no (and, during the three years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company's knowledge, threatened against or affecting the Company or any of the Retained Subsidiaries (or pending or, to the Company's knowledge, threatened against or affecting any of the officers, directors or employees of the Company or any of the Retained Subsidiaries with respect to their business activities on behalf of the Company or any of the Retained Subsidiaries), or pending or threatened by the Company or any of the Retained Subsidiaries against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any of the Retained Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Company's knowledge, there is no reasonable basis for any of the foregoing. The foregoing includes actions pending or threatened involving the prior employment of any of the Company's or the Retained Subsidiaries' employees, their use in connection with the Company's or the Retained Subsidiaries' businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Except as set forth on the attached Litigation Schedule, neither the Company nor any of the Retained Subsidiaries is subject to any judgment, order or decree of any court or other governmental agency, and neither the Company nor any of the Retained Subsidiaries has received any opinion or memorandum or written advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Company's knowledge, threatened against or affecting Seller or the Company in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

        5.15    Compliance with Laws.    Except as set forth on the attached Compliance Schedule:

        (a)   Each of the Company and its Retained Subsidiaries has complied and is in compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof (including as the same relate to International Trade Laws and Regulations) relating to the operation of its business and the maintenance and operation of its properties and assets. No written notices have been received by and, to the Company's knowledge, no claims have been filed against the Company or any of its Retained Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations, and, to the knowledge of the Company, none of the Company or any of its Retained Subsidiaries have been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action. Neither the Company nor any of its Retained Subsidiaries has made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

        (b)   Each of the Company and the Retained Subsidiaries holds and is in compliance in all material respects with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties, and the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. The licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies set forth on the attached Permits Schedule are separately identified by whether the permits are part of the Excluded Businesses or the Retained Businesses. No written notices have been received by the Company or any of the Retained Subsidiaries alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations which are included in the Retained Businesses will be available for use by the Company and the Retained Subsidiaries immediately after the Closing.

        (c)   Seller and each of the Retained Subsidiaries have not made or provided any material false statement or omission to any governmental agency (domestic or foreign) or to any purchaser of Products, in connection with the importation of merchandise, the valuation or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, licenses or approvals required by a foreign government or agency, or any other requirement relating to the International Trade Laws and Regulations.

        5.16    Environmental and Safety Matters.    Except as set forth on the attached Environmental and Safety Matters Schedule and, with respect to clauses (a) through (g) below, inclusive, except for the existence of the San Gabriel Valley Site Liabilities:

        (a)   Each of the Company and its Subsidiaries has complied and is in compliance in all material respects with all Environmental and Safety Requirements.

        (b)   Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has obtained and complied in all material respects with, and is in compliance in all material respects with, all material permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

        (c)   Neither the Company nor its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental and Safety Requirements.

        (d)   None of the following exists at any property or facility owned or operated by the Company or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

        (e)   None of the Company, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations, pursuant to CERCLA, the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements.

        (f)    Neither the Company nor any of its Subsidiaries, or any predecessors or Affiliates of the Company or its Subsidiaries, has manufactured, sold, marketed, installed or distributed Products containing asbestos, and with respect to such entities, no basis in law or fact exists to support an assertion of any claim, action or obligation with respect to Asbestos Liabilities.

        (g)   The Company and the Seller have identified and made available to the Buyer all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Company and its Subsidiaries, which are in their possession, custody or control.

        (h)   All contracts and agreements identified or required to be identified on the Contracts Schedule pursuant to Section 5.12(a) regarding any indemnification provided to or by the Company and any if its Subsidiaries with respect to Environmental and Safety Requirements or any of the San Gabriel Valley Site Liabilities are, to the Company's knowledge, valid, binding and enforceable in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor's rights and by the availability of injunctive relief, specific performance and other equitable remedies) and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such agreement. To the Company's knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any such agreement. To the Company's knowledge, there have been no breaches of such agreement by any of the other parties thereto.

        5.17    Compliance With FTC Consent Order.    The Company is in compliance, and has been in compliance since January 1, 2001, for all of its Products with the provisions and requirements of the Consent Order agreed to between the Company and the Federal Trade Commission ("FTC") in 1999, regarding the labeling and marking of Products marketed by the Company, and with the provisions and requirements of the Decision and Order issued by the FTC on December 10, 1999 in In the Matter of Physicians Formula Cosmetics, Inc.

        5.18    Specific Compliance With FDA Requirements.    Without limiting in any way the generality of Section 5.15 (Compliance with Laws) or the other provisions of this Agreement, except as set forth on the attached FDA Requirements Schedule:

        (a)   The Company and the Retained Subsidiaries are, with respect to every Product currently made, sold, marketed or under development, in compliance in all material respects with the applicable provisions of the federal Food Drug and Cosmetic Act, as amended, the applicable regulations and requirements adopted by the U.S. Food and Drug Administration ("FDA"), and applicable requirements established by state or local authorities responsible for regulating drug and cosmetic products and establishments (collectively, "State Authorities"), as well as with all material terms and conditions imposed in or by any registrations, licenses, permits, approvals or other authorizations granted to the Company by the FDA or State Authorities, including but not limited to any applicable Good Manufacturing Practice requirements, validation requirements, requirements relating to color additives, drug monographs, product standards, requirements for labeling and warning statements, inspection requirements, product composition requirements, testing requirements and protocols, recordkeeping and reporting requirements, monitoring requirements, packaging requirements, laboratory controls, storage and warehousing procedures, shipping requirements, and shelf-life requirements.

        (b)   The Company has correctly determined whether each of its Products is regulated by the FDA as a cosmetic, a drug, or a cosmetic that is also a drug, and the Company has correctly determined which types of FDA regulations and requirements are applicable for each of its Products. Since June 2001, the Company has not received any FDA Form 483 report, warning letter, or other communication from the FDA or any State Authority informing the Company that it is not in material regulatory compliance regarding any of the Products or the facilities in which the Products are made or handled.

        (c)   None of the Company, the Products, or the facilities in which the Products are made or handled is now subject (and none has been subject since June 1, 2001) to any warning letter, adverse inspection, finding, recall, investigation for a possible recall, other investigation, penalty assessment, audit or other compliance or enforcement action by the FDA or any State Authority.

        (d)   The Company has corrected or otherwise adequately resolved all deviations from FDA requirements, areas of non-compliance, and other adverse observations described in the FDA's 1999 warning letter to the Company, the FDA's Form 483 Report of its inspection at the Company in August 1999, the FDA's Form 483 Report of its inspection at the Company in April 2000, the FDA's Form 483 Report of its inspection at the Company in June 2001, and the FDA's Establishment Inspection Report for its inspection at the Company in June 2002.

        (e)   For all of the Products that the Company exports from the United States to other countries and for all of the Products and raw materials that the Company imports into the United States, the Company is in compliance in all material respects with the applicable regulations and requirements of the FDA, other applicable export and import requirements of the United States, and any applicable requirements established by foreign governmental authorities ("Foreign Authorities") responsible for regulating drug and cosmetic products within the territory of such Foreign Authorities.

        (f)    None of the Company, the Company's management or employees, or any third party retained by the Company has made on behalf of the Company any false statement or material omission in submissions to or filings with the FDA, any State Authority, or any Foreign Authority.

        (g)   The Company has not received any information or report from the FDA, FDA personnel or any State Authority indicating that any of the Products is unsafe or unsuitable for its intended use or may be considered adulterated, and the Company has no knowledge of any facts that would indicate that the FDA or any State Authority has or will prohibit or materially restrict the marketing, sale, distribution or use in the United States of any Product currently made, marketed, or under development by the Company or the operation or use of any facility currently used by the Company in connection with the Products. In addition, the Company has no knowledge of any product or process that the FDA or a State Authority has prohibited from being marketed or used in the United States which is substantially similar to any Product or to a process used for making or handling any Product.

        5.19    Employees.    The attached Employees Schedule correctly sets forth the name and current annual salary of each of the Company's and any of the Retained Subsidiaries' employees receiving more than $75,000 in annual compensation, the title and compensation of such employee or other Persons, and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on the attached Employees Schedule, all such employees are employed by the Company or the Retained Subsidiaries with respect to the Retained Businesses. Except as set forth on the attached Employees Schedule, (a) neither the Company nor Seller has knowledge that any executive or key employee of the Company or any of the Retained Subsidiaries or any group of employees of the Company or any of the Retained Subsidiaries have any plans to terminate employment with the Company or any of the Retained Subsidiaries; (b) the Company and each of the Retained Subsidiaries have complied in all material respects with all laws relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes), and neither the Company nor any of the Retained Subsidiaries has knowledge that it has any labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances); and (c) neither the Company or any of the Retained Subsidiaries nor, to the best of the Company's knowledge, any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, or in conflict with the present business activities of the Company or any of the Retained Subsidiaries, except for agreements between the Company or the Retained Subsidiaries and their present and former employees. The Employees Schedule sets forth the bonuses paid to the Company's and the Retained Subsidiaries' officers and employees in respect of the fiscal year ended December 31, 2002 and the maximum bonus which may be earned by such officers and employees in respect of the fiscal year ending December 31, 2003. The attached Employees Schedule sets forth the names of all employees of the Excluded Businesses, including the Excluded Subsidiaries.

        5.20    Employee Benefit Plans.

        (a)   The attached Employee Benefits Schedule sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), within the past three years maintained, sponsored, or contributed to by the Company, or with respect to which the Company has any liability or potential liability. Each such item listed on the attached Employee Benefits Schedule is referred to herein as a "Plan."

        (b)   The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) or any employee benefit plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

        (c)   The Company does not have any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

        (d)   Except as set forth on the Employee Benefits Schedule under the heading "Profit Sharing Plans," the Company does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

        (e)   For purposes of this Section 5.20, the term "Company" includes all entities treated as a single employer with the Company pursuant to Section 414 of the Code.

        (f)    With respect to the Plans, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Latest Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

        (g)   Except as set forth on the Employee Benefits Schedule, the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws. Neither the Company nor, to the Company's knowledge, any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Company or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to Company's knowledge, threatened which could result in or subject the Company to any liability and, to the Company's knowledge, there are no circumstances which would reasonably be expected to result in any such actions, suits or claims. No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or could be incurred by the Company.

        (h)   Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS-approved M&P or volume submitter plan document, and, to Company's knowledge, there are no circumstances which would adversely affect the qualified status of any such Plan.

        (i)    The Company has provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent annual reports (Form 5500 and attachments) for the Plans.

        5.21    Insurance.    The attached Insurance Schedule contains a description of each insurance policy maintained by or for the Company and the Retained Subsidiaries with respect to its properties, assets and businesses, and each such policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the Closing. Upon consummation of the transactions contemplated by this Agreement, none of the Excluded Subsidiaries or Excluded Businesses shall be covered by such insurance policies except as set forth on the Insurance Schedule attached hereto (as indicated with an asterisk (*) therein, the "Shared Insurance Policies"). Neither the Company nor any of the Retained Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it. To the Company's knowledge, the insurance coverage of the Company and the Retained Subsidiaries is of a kind and type customarily carried by corporations of similar size engaged in similar lines of business. Except as set forth on the Insurance Schedule, neither the Company nor any of the Retained Subsidiaries have any formal self-insurance or co-insurance programs.

        5.22    Tax Matters.

        (a)   Except as set forth on the attached Taxes Schedule, the Company and each Subsidiary and each Affiliated Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in substantial compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects. All Taxes due and payable by the Company and its Subsidiaries have been paid, and the Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party. All Taxes accrued but not yet due are accrued on the Latest Balance Sheet and will either be paid or accrued on the Closing Statement. To the Company's knowledge, the charges, accruals and reserves for Taxes with respect to the Company and each Subsidiary for any Tax period (or portion thereof) ending on or before the Closing Date (excluding any provision for deferred income taxes) to be reflected on the Closing Statement will be adequate to cover such Taxes.

        (b)   Except as set forth on the attached Taxes Schedule:

              (i)  none of the Company or any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

             (ii)  none of the Company or any of its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority, other than extensions of the statute of limitations resulting from approved extensions of time within which to file a Tax Return;

            (iii)  no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary;

            (iv)  there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Company's knowledge, threatened against or with respect to the Company or any Subsidiary;

             (v)  no claim has ever been made by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary, respectively, is or may be subject to taxation by that jurisdiction;

            (vi)  none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;

           (vii)  none of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement;

          (viii)  none of Company or any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

            (ix)  none of the Company or its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than one of which the Company is the common parent) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and

             (x)  neither the Company nor its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, federal or foreign laws).

        5.23    Brokerage and Transaction Bonuses.    Except for success consulting fees to FocalPoint Partners LLC, which for purposes hereof are included in "Seller's Expenses" (as defined in Section 8.6 below), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Seller, the Company or any of its Retained Subsidiaries. Except as set forth on the attached Transaction Bonuses Schedule, there are no special bonuses or other similar compensation (discretionary or otherwise) payable to any employee of the Company or any of its Subsidiaries in connection with or arising out of the transactions contemplated hereby. Seller shall pay, and hold the Company, Parent, Buyer and their respective Affiliates harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim or special bonus or other similar compensation. All Seller's Expenses have been paid by the Company or Seller on or prior to the Closing Date or will be accrued on the Closing Statement.

        5.24    Bank Accounts; Names and Locations.    The Bank Account Schedule attached hereto lists all of the Company's and the Retained Subsidiaries' bank accounts (designating each authorized signatory and the level of each signatory's authorization). Except as set forth on the attached Names and Locations Schedule, during the three-year period prior to the execution and delivery of this Agreement, neither the Company nor any of the Retained Subsidiaries or their respective predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. Except for inventory or supplies in transit in the ordinary course of business, all of the tangible assets and properties of the Company and the Retained Subsidiaries are located at the locations set forth on the Names and Locations Schedule.

        5.25    Affiliate Transactions.    Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, shareholder, employee, Excluded Subsidiary or Affiliate of the Company or any of the Retained Subsidiaries or, to the Company's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of its Retained Subsidiaries has any interest in any assets or property used by the Company, the Retained Businesses or any of the Retained Subsidiaries (including any Intellectual Property Rights). The attached Affiliated Transactions Schedule contains a description of all services provided to or on behalf of the Company or any of its Retained Subsidiaries by Seller or any of its Subsidiaries or Affiliates (other than the Company and the Retained Subsidiaries) and the costs associated therewith. Except as set forth and described on the attached Affiliated Transactions Schedule, none of the assets, tangible or intangible, or properties that are used by the Company or any of its Retained Subsidiaries are owned by Seller or any of its Subsidiaries or Affiliates (other than the Company and the Retained Subsidiaries).

        5.26    Product Warranties.    All products manufactured, sold or delivered by the Company or any of the Retained Subsidiaries or part of the Retained Businesses (including all such products in current inventory) have been in conformity in all material respects with all applicable contractual commitments and applicable law and all express and implied warranties, and neither the Company nor any of the Retained Subsidiaries has any liability (and, to the Company's knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Latest Balance Sheet (rather than the notes thereto) or to be included on the Closing Statement. Except as set forth on the attached Products Warranty Schedule, no products manufactured, sold or delivered by the Company or any of the Retained Subsidiaries or Retained Businesses are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale as described on the attached Product Warranty Schedule (including as a result of any course of conduct between the Company or any of Retained Subsidiaries and any Person or as a result of any statements in any of the Company's or any of the Retained Subsidiaries' product or promotional literature). The attached Product Warranty Schedule includes copies of such standard terms and conditions of sale for the Company and the Retained Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). Neither the Company nor any of the its Retained Subsidiaries has been notified in writing of any claims for (and the Company has no knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services. Except as set forth on the attached Product Recall Schedule, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by the Company or any of the Retained Subsidiaries.

        5.27    Product Liabilities.    Since January 1, 1997, and except as set forth on the attached Product Liability Schedule, neither the Company nor any of the Retained Subsidiaries has had or has any liability (and, to the Company's knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company or any of the Retained Subsidiaries prior to the Closing or with respect to any services rendered by the Company or any of Retained Subsidiaries prior to the Closing.

        5.28    Customers and Suppliers.    The Customers and Suppliers Schedule attached hereto sets forth (a) a list of the top ten customers of the Retained Businesses (on a consolidated basis) (by volume of sales to such customers) and (b) a list of the top ten suppliers of the Retained Businesses (on a consolidated basis) (by volume of purchases from such suppliers), for the fiscal years ended December 31, 2002 and December 31, 2001 and for the six-month period ended June 30, 2003. Neither the Company nor any of the Retained Subsidiaries has received any written notice from any such customer to the effect that, and the Company has no knowledge that any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products from the Company or any of the Retained Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Neither the Company nor any of its Subsidiaries has received any written notice from any supplier to the effect that, and the Company has no knowledge that, such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of the Retained Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth on the Customers and Suppliers Schedule attached hereto, there are no suppliers of products or services to the Company or the Retained Subsidiaries that are material to the Retained Businesses with respect to which practical alternative sources of supply are not generally available in the marketplace.

        5.29    Investment Representations.

        (a)   Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Common Stock, the Parent Preferred Stock and the Buyer Subordinated Note and has had full access to such other information concerning Buyer and Parent as it has requested.

        (b)   Seller is acquiring the Parent Common Stock, the Parent Preferred Stock and the Buyer Subordinated Note to be acquired by it hereunder for its own account with the present intention of holding such securities for purposes of investment, and Seller has no intention of selling such securities in a public distribution in violation of any applicable foreign, federal or state securities laws.

        (c)   Seller is an "accredited investor" as such term is defined under Rule 501 under the Securities Act.

        5.30    Disclosure Schedules.    The inclusion of any item on any Schedule attached hereto shall not constitute an admission that such item is material or that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by this Agreement. Any item, matter, document, or materials disclosed in one schedule, provision, section, or sub-section of the attached Schedules is deemed disclosed on each Schedule to which its applicability is reasonably apparent on its face. The mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement unless the representation or warranty has to do with the existence of the document or other item itself. Except as expressly set forth on the attached Schedules, the definitions contained in the Agreement are incorporated therein by reference.

        5.31    Disclaimer of other Representations and Warranties.    Except as expressly set forth in this Agreement, the Schedules attached hereto and the other agreements and instruments specifically referenced herein (including all schedules, exhibits and annexes thereto), Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer and Parent hereby acknowledge and agree that, except to the extent specifically set forth in this Agreement and the other agreements and instruments specifically referenced herein (including all schedules, exhibits and annexes thereto), Buyer is purchasing the Shares on an "as-is, where-is" basis.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        As an inducement to Seller and the Company to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Parent hereby represents and warrants to Seller and the Company as follows:

        6.1    Organization and Power.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Parent is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except were the failure to be so qualified could not reasonably be expected to have a material adverse effect upon the business, operations, assets, liabilities, financial condition, value, operating results, cash flow, net worth, prospects or employee, customer or supplier relations of Parent. Parent possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of Parent's certificate of incorporation and bylaws which have been furnished to Seller's special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), and the record books of Parent are correct and complete in all material respects. Parent is not in default under or in violation of any provision of its certificate of incorporation or bylaws. The attached Parent Officers and Directors Schedule sets forth a list all of the officers and directors of Parent.

        6.2    Buyer Capital Stock.    The entire authorized Capital Stock of Buyer consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. Immediately prior to and as of the Closing, all of the Capital Stock of Buyer shall be held beneficially and of record by Parent, free and clear of all Encumbrances, except for Encumbrances pursuant to the transactions contemplated by any loan agreements with Union Bank of California, N.A. Buyer does not have outstanding any stock or securities convertible or exchangeable for any shares of its Capital Stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its Capital Stock or any stock appreciation rights or phantom stock plan. Buyer is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock. Buyer has not violated any U.S. or state securities laws in connection with the offer, sale or issuance of its Capital Stock. All of the outstanding shares of Buyer's Capital Stock have been validly issued and are fully paid and nonassessable. There are no agreements between Buyer's shareholders with respect to the voting or transfer of the Buyer's Capital Stock or with respect to any other aspect of the Buyer's affairs.

        6.3    Parent Capital Stock.    Immediately subsequent to the Closing (and after giving effect to the transactions contemplated by this Agreement), the entire authorized Capital Stock of Parent will consist of (i) 40,000 shares of Series A Preferred Stock, par value $0.01 per share, of which 37,432.710 shares will be issued and outstanding immediately after the Closing and (ii) 13,000,000 shares of common stock, par value $0.01 per share, of which 10,023,750 shares will be issued and outstanding immediately after the Closing. Parent does not have outstanding any stock or securities convertible or exchangeable for any shares of its Capital Stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its Capital Stock or any stock appreciation rights or phantom stock plan. Except as contemplated by the transactions contemplated by this Agreement and any agreements with employees or agents (directly or indirectly through a secondment agreement with the Company or any of its Affiliates), Parent is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock. Parent has not violated any U.S. or state securities laws in connection with the offer, sale or issuance of its Capital Stock. All of the outstanding shares of Parent's Capital Stock have been validly issued and are fully paid and nonassessable. Except as contemplated by the transactions contemplated by this Agreement (including the agreements identified in the Parent Contract Schedule), there are no agreements between Parent's stockholders with respect to the voting or transfer of Parent's Capital Stock or with respect to any other aspect of Parent's affairs.

        6.4    No Operations.    Since the date of incorporation of Parent, Parent has not conducted any business or operations of any kind or nature, acquired any assets or become subject to any liabilities or obligations of any kind or nature or entered into any contracts or agreements, whether written or oral, except as expressly contemplated by this Agreement or as listed on the attached Parent Contract Schedule. Since the date of incorporation of Buyer, Buyer has not conducted any business or operations of any kind or nature or acquired any assets, become subject to any liabilities or obligations of any kind or nature or entered into any contracts or agreements, whether written or oral, except as expressly contemplated by this Agreement or as listed on the attached Parent Contracts Schedule. As of immediately prior to the Closing, Parent and Buyer have no employees.

        6.5    Authorization.    The execution, delivery and performance by Buyer and Parent of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer or Parent is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer or Parent, respectively, and no other corporate act or proceeding on the part of Buyer, Parent, either of their respective board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer or Parent is a party and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes a valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor's rights) and each of the other agreements and instruments contemplated hereby to which Buyer or Parent is a party, when executed and delivered by Buyer or

Parent, as applicable, in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer or Parent, as applicable, enforceable with its respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditor's rights). The assignments, endorsements, stock powers and other instruments of transfer delivered by Parent to Seller at the Closing will be sufficient to transfer the Parent Common Stock and Parent Preferred Stock to be issued to Seller pursuant to this Agreement. Parent has, and on the Closing Date will have, full power and authority to convey good and marketable title to the Parent Common Stock and Parent Preferred Stock to be issued to Seller pursuant to this Agreement, and upon transfer to Seller of the certificates representing such shares of Parent Common Stock and Parent Preferred Stock, Seller will receive good and marketable title to such shares of Parent Common Stock and Parent Preferred Stock, free and clear of all Liens (other than such Liens created by Seller).

        6.6    No Violation.    The execution and delivery by Parent and Buyer of this Agreement and all of the other agreements and instruments contemplated hereby to which Parent or Buyer is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Parent and Buyer do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon Parent's or any of its Subsidiaries' Capital Stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, Parent's and Buyer's or any of their respective Subsidiaries' charter documents, bylaws or other constituent documents (including trust instruments), or any law, statute, rule or regulation to which Parent or any of its Subsidiaries is subject, or any agreement, instrument, license, permit, order, judgment or decree to which Parent or Buyer is subject.

        6.7    Governmental Authorities and Consents.    Except as set forth on the Buyer Consents Schedule attached hereto, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Parent and Buyer or the consummation by Parent and Buyer of the transactions contemplated hereby.

        6.8    Litigation.    There are no (and, since incorporation of Parent there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Parent's or Buyer's knowledge, threatened against or affecting Parent or Buyer (or pending or, to the Parent's or Buyer's knowledge, threatened against or affecting any of the officers, directors or employees of Parent or Buyer with respect to their business activities on behalf of Parent and Buyer), or pending or threatened by Parent or Buyer against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither Parent nor Buyer is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to Buyer's knowledge, there is no reasonable basis for any of the foregoing. Neither Parent nor Buyer is subject to any judgment, order or decree of any court or other governmental agency, and neither Parent nor Buyer has received any opinion or memorandum or written advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Buyer's knowledge, threatened against or affecting Parent or Buyer in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

        6.9    Brokerage.    There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent.

        6.10    Size of Person.    Parent is its own ultimate parent entity and Parent, together with all entities controlled by Parent, as of the date hereof and prior to the Closing (a) does not have assets having an aggregate book value of $10,000,000 or more, excluding all cash that will be used as consideration for the acquisition contemplated hereby (including the payment of liabilities assumed as part of the acquisition contemplated hereby), and excluding all cash that will be used for expenses incidental to the acquisition contemplated hereby and (b) does not have annual sales of $10,000,000 or more in its most recent fiscal year, in each case calculated in accordance with 16 C.F.R. § 801.11. The term "controlled" as used in this Section shall have the meaning set forth in 16 C.F.R. § 801.1(b) and the term "ultimate parent entity" as used in this Section shall have the meaning set forth in 16 C.F.R. § 801.1(a)(3). This representation and warranty is made solely for the purpose of determining the applicability of the HSR Act to the transactions contemplated by this Agreement. Neither Parent nor Buyer are they required to file a Notification and Report Form under the HSR Act with the Federal Trade Commission or the Department of Justice relating to the transactions contemplated by this Agreement.

        6.11    Investment Representations.

        (a)   Buyer has had an opportunity to ask questions and receive answers concerning the terms and conditions of its purchase of the Shares (but with it being understood that this has no impact upon Seller's representations and warranties or Buyer's or Parent's right to rely upon such representations and warranties subject to any limitations set forth in this Agreement).

        (b)   Buyer is acquiring the Shares to be acquired by it hereunder for its own account with the present intention of holding such securities for purposes of investment, and Buyer has no intention of selling such securities in a public distribution in violation of any applicable foreign, federal or state securities laws.

        (c)   Buyer is an "accredited investor" as such term is defined under Rule 501 under the Securities Act.

        6.12    Knowledge of Breach of Seller Representations and Warranties.    Buyer does not have any knowledge that the representations and warranties of Seller in this Agreement and the Schedules hereto are not true and correct in all material respects and Buyer does not have any knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

        6.13    Acknowledgement.    Buyer and Parent agree and acknowledge that no Buyer Party shall be entitled to indemnification for breach of any obligations of Seller contained in Section 3.1 required to be satisfied by it prior to the Closing Date (other than with respect to the representations made by Seller in the Seller Certificate).

        6.14    Disclaimer of other Representations and Warranties.    Except as expressly set forth in this Agreement and the other agreements and instruments specifically referenced herein, Buyer and Parent make no representation or warranty, express or implied, at law or in equity, in respect of Buyer, Parent, or any of their Subsidiaries or Affiliates or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VII

[INTENTIONALLY OMITTED]

ARTICLE VIII

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

        8.1    Survival of Representations and Warranties.    The representations and warranties in this Agreement and the Schedules attached hereto shall survive the Closing as follows:

        (a)   the representations and warranties in Section 5.20 (Employee Benefit Plans) and Section 5.22 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days;

        (b)   the representations and warranties in Section 5.1 (Corporate Organization), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3(a) (Authorization), Section 5.4 (Subsidiaries), Section 6.1 (Organization and Power), Section 6.2 (Buyer Capital Stock), Section 6.3 (Parent Capital Stock), and Section 6.5 (Authorization) shall not terminate;

        (c)   the representations and warranties in Section 5.16 (Environmental and Safety Matters) shall terminate on the fifth anniversary of the Closing;

        (d)   the representations and warranties in Section 5.13 (Intellectual Property Rights) shall terminate on the second anniversary of the Closing; and

        (e)   all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall terminate on eighteen-month anniversary of the Closing;

provided that any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred).

        8.2    Indemnification.

          (a)    Indemnification by Seller.    Seller agrees to and shall indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by Seller of any representation or warranty made by Seller in this Agreement or any of the Schedules attached hereto, or in any of the certificates furnished by Seller or the Company pursuant to this Agreement, except to the extent provided in clause (vi) below; (ii) any breach of any covenant or agreement by Seller under this Agreement or any of the Schedules attached hereto, or in any of the certificates furnished by Seller or the Company pursuant to this Agreement, except to the extent provided in clauses (iii), (iv) or (v) below; (iii) the San Gabriel Valley Site Liabilities; (iv) the Excluded Businesses (including the Excluded Subsidiaries and the consummation of the transactions contemplated by the Spin-Off Agreement and any Tax Loss with respect to such transactions); (v) any of the matters set forth on the Indemnification Schedule attached hereto; or (vi) any breach by Seller of any representation or warranty made by Seller under Section 5.9 (No Material Adverse Effect) or Section 5.10 (Absence of Certain Developments) which occurs at any time between 12:01 a.m., October 31, 2003 and the Closing; provided that Seller shall not have any liability under clause (i) above (other than with respect to the representations and warranties contained in Section 5.1 (Corporate Organization), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3(a) (Authorization), Section 5.4 (Subsidiaries), Section 5.22 (Tax Matters) (with it being understood that the representations and warranties in Section 5.22 are subject to the special deductible in the next proviso), Section 5.23 (Brokerage and Transaction Bonuses), and Section 5.25 (Affiliate Transactions) (but only with respect to agreements, contracts, commitments or transactions between the Company or any of the Retained Subsidiaries, on the one hand, and PFSA, Seller or any of their respective Affiliates (other than the Company and the Retained Subsidiaries), on the other hand, and other than the indemnification for Consequential Losses pursuant to clause (D) below) unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $500,000 and then Seller shall be liable for all such Losses in excess of the $500,000 deductible amount; and provided further that Seller shall not have any liability under clause (i) above with respect to the representations and warranties contained in Section 5.22 (Tax Matters) unless the sum of (x) the aggregate of all Losses relating thereto and (y) the aggregate amount of all Taxes described in clauses (i) and (iv) of Section 8.11(a) below for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 and then Seller shall be liable for all such Losses and Taxes in excess of the $50,000 deductible amount; and provided further that Seller shall not have any liability under clause (i) above for any individual item where the Loss relating to such item is less than $5,000 (but with it being understood, however, that all Losses related to claims arising out of the same or similar facts, events or circumstances shall be considered an individual claim for purposes of this Agreement), in which case the Loss attributable to such item shall not be counted towards any applicable deductible or cap amounts set forth in this Section 8.2; and provided further that Seller's aggregate liability under clause (i) above (other than with respect to the representations and warranties contained in Section 5.1 (Corporate Organization), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3(a) (Authorization), Section 5.4 (Subsidiaries), and Section 5.23 (Brokerage and Transaction Bonuses)) shall in no event exceed an amount equal to twenty percent (20%) of the sum of (x) the Cash Purchase Price and (y) $10,120,000; and provided further that Seller shall not have any liability under clause (iii) above unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 and then Seller shall be liable, on a dollar-by-dollar basis, for only 50% of such Losses in excess of the $50,000 deductible amount up to an aggregate amount of $1,000,000 (with it being understood, however, that nothing in this Agreement (including this Section 8.2(a)) shall limit or restrict any of the Buyer Parties' right to maintain or recover any amounts in connection with any action or claim based upon fraud). Notwithstanding anything contained in this Agreement to the contrary, (A) except for breaches of the representations and warranties set forth in Section 5.16(h) above, the exclusive remedy with respect to the existence of any San Gabriel Valley Site Liabilities shall be pursuant to clause (iii) of this Section 8.2 and the proviso above related to clause (iii) of this Section 8.2 and Section 8.2(i), and such San Gabriel Valley Site Liabilities shall not be deemed to constitute a breach of any representations and warranties of Seller in Article V above, (B) the exclusive remedy with respect to the existence of any Revlon Patent Matters or Revlon Patent Related Losses shall be pursuant to Section 8.2(j) and such Revlon Patent Matters or Revlon Patent Related Losses shall not be deemed to constitute a breach of any representations and warranties of Seller in Article V above, (C) for purposes of clauses (i) and (iii) above and clause (v) above (other than with respect to Items (j) and (k) on the Indemnification Schedule attached hereto and other than with respect to the representations and warranties contained in Section 5.13 (Intellectual Property Rights) with respect to infringement by the Company or any of its Subsidiaries upon the Intellectual Property Rights of any other Persons), Losses shall not include any Consequential Losses, (D) with respect solely to Consequential Losses resulting from any breach by Seller of the representations and warranties contained in Section 5.13 (Intellectual Property Rights) with respect to infringement by the Company or any of its Subsidiaries upon the Intellectual Property Rights of any other Persons or from Consequential Losses with respect to Items (j) and (k) on the Indemnification Schedule attached hereto, Seller shall not have any liability under Section 8.2(a)(i) or Section 8.2(a)(v), as appropriate, unless the aggregate of all Consequential Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $1,000,000 and then Seller shall only be liable, on a dollar-by-dollar basis, for only 50% of such Losses in excess of the $1,000,000 deductible amount, (E) any Loss for which indemnification may otherwise be available hereunder shall not be subject to indemnification (and shall not be includable in the deductible amount or the cap described above) to the extent the amount giving rise to such Loss was included in the calculation of the final and binding Closing Working Capital and had the result of actually decreasing the Purchase Price as compared to what it would have otherwise been, (F) to the extent of any indemnification payments to any Buyer Party with respect to any Loss, no recovery for such amount may be made by any other Buyer Party in respect thereof (to avoid duplicate recovery) and (G) to the extent that indemnification for any Loss is recoverable by any Buyer Party (other than with respect to a breach of a representation or warranty contained in Section 5.1 (Corporate Organization), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3(a) (Authorization), or Section 5.4 (Subsidiaries), any such indemnification payment shall be made to the Company. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to indemnification under clause (i) of this Section 8.2(a) with respect to a breach of any representation or warranty by Seller if, at or before the Closing, Buyer had knowledge of the specific facts and circumstances of such breach of representation or warranty; provided that Seller shall have the burden of proving such knowledge of Buyer to the same extent Seller would be required to prove a breach by Buyer of the representations and warranties set forth in Section 6.12 hereof.

          (b)    Indemnification by Buyer.    Buyer agrees to and shall indemnify Seller and its Affiliates, employees, agents, partners, representatives, successors and permitted assigns ("Seller Parties") and hold them harmless against any Losses which such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of the breach by Buyer of any representation, warranty, covenant or agreement made by Buyer in this Agreement, any of the Schedules or Exhibits attached hereto or any of the certificates furnished by Buyer pursuant to this Agreement. Notwithstanding any provision to the contrary in this Agreement, to the extent of any indemnification payments to any Seller Party with respect to any Loss, no recovery for such amount may be made to any other Seller Party (to avoid duplicate recovery). Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be entitled to indemnification under this Section 8.2 with respect to a breach of any representation or warranty by Parent or Buyer if, at or before the Closing, Seller had knowledge of the specific facts and circumstances of such breach of representation or warranty; provided that Parent or Buyer, as the case may be, shall have the burden of proving such knowledge of Seller to the same extent Buyer or Parent would be required to prove a breach by Seller of its representations and warranties in this Agreement.

          (c)    Manner of Payment.    Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Parties pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Seller or Buyer, as the case may be, to an account designated by the applicable Buyer Party or Seller Party, as the case may be, within ten days after the determination thereof. Without limiting the foregoing, if Seller has not satisfied a final and non-appealable indemnification obligation within 60 days after the determination of the amount thereof, Buyer may at its option reduce the principal amount of the Buyer Subordinated Note or the liquidation value of the Parent Preferred Stock by the amount of any such indemnification obligation of Seller. All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) above.

          (d)    Defense of Third-Party Claims.    Any Person making a claim for indemnification under this Section 8.2 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Except with respect to any claims relating to the San Gabriel Valley Site Liabilities, the defense of which shall be governed solely by Section 8.2(i) below, any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that (without regard to any dollar limitations otherwise set forth herein) it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and provided further, that:

              (i)  the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by a nationally recognized and reputable counsel reasonably acceptable to the Indemnitor (which counsel shall include Kirkland & Ellis LLP) that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

             (ii)  the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by a nationally recognized and reputable counsel reasonably acceptable to the Indemnitor (which shall include Kirkland & Ellis LLP) that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim or (6) the Indemnitee reasonably believes that the Loss relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Section 8.2; provided that, notwithstanding anything contained in this Agreement to the contrary, Seller shall be entitled to assume control of the defense of the Revlon Patent Matters so long as (in addition to the other provisions of this Section 8(d) other than this subparagraph (ii)), Seller shall keep the Company apprised of all material developments in connection therewith (and shall permit representatives of the Company and its counsel to attend and participate in any meetings, discussions or hearings related thereto) and shall take legal positions only after good faith consultation with the Company; and

            (iii)  if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

          (e)    Certain Waivers; etc.    Seller hereby agrees, on behalf of itself and its Affiliates that neither Seller nor any of its Affiliates shall make any claim for indemnification against Parent, Buyer, the Company or any of their respective Subsidiaries by reason of the fact that Seller or any of its Affiliates is or was a shareholder, member, director, manager, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against Seller pursuant to this Agreement or applicable law or otherwise, based on facts or circumstances arising prior to the Closing, and Seller hereby acknowledges and agrees, on behalf of itself and its Affiliates, that it and its Affiliates shall not have any claim or right to contribution or indemnity from Parent, Buyer, the Company or any of their respective Subsidiaries with respect to any amounts paid by it pursuant to this Agreement or otherwise in connection with this Agreement. Effective upon the Closing, Seller, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges the Parent, Buyer, the Company and each of their respective Subsidiaries from any and all liabilities and obligations to it or its Affiliates based on facts or circumstances arising prior to the Closing, of any kind or nature whatsoever, whether in its capacity as a shareholder, manager, member, officer or director of the Parent, Buyer, the Company or any of their respective Subsidiaries or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or equity (other than this Agreement and any of the other agreements executed and delivered by Buyer in connection herewith, including the Spin-Off Agreement, the Management Services Agreement, the Galenic Side Letter, the Manufacturing Agreement and the Distribution Agreement and other than liabilities included on the balance sheet of the Company and the Retained Subsidiaries as of October 31, 2003 or the Closing Date (if a balance sheet were to have been prepared as of the Closing Date) and that will be included on the Closing Statement), and Seller agrees, on behalf of itself and its Affiliates, that it and its Affiliates shall not seek to recover any amounts in connection therewith or thereunder from Parent, Buyer, the Company or any of their respective Subsidiaries. SELLER EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH STATES AS FOLLOWS:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

  In no event shall the Company or any of its Affiliates have any liability whatsoever to Seller for breaches of the representations, warranties, agreements or covenants of Seller hereunder, and

  Seller shall not in any event seek contribution from the Company or any of its Affiliates in respect of any payments required to be made by Seller pursuant to this Agreement.

          (f)    Tax Benefits.    Notwithstanding anything to the contrary in this Agreement, to the extent that an Indemnified Party recognizes Tax Benefits as a result of any Loss, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Loss) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit ("Tax Benefit") with respect to a taxable year if, and to the extent that, the Indemnified Party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Loss from all taxable years, exceeds the Indemnified Party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Loss for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

          (g)    Insurance Proceeds.    Notwithstanding anything to the contrary in this Agreement, to the extent that an Indemnified Party receives insurance proceeds as a result of any Loss, the Indemnified Party shall pay the amount of such insurance proceeds (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Loss) to the Indemnifying Party promptly after such insurance proceeds are actually received by the Indemnified Party.

          (h)    Remedies Exclusive.    The remedies provided for in this Article VIII shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of the representations and warranties contained in this Agreement or any of the Schedules attached hereto or in any of the certificates furnished by any party pursuant to this Agreement, except in the case of fraud.

          (i)    San Gabriel Valley Site Liabilities.    With respect to any San Gabriel Valley Site Liabilities subject to indemnification by Seller under Section 8.2(a)(iii), Buyer shall use its commercially reasonable efforts (which, by way of example and not limitation, shall not require the commencement or threat of litigation or similar proceedings) to satisfy such San Gabriel Valley Site Liabilities under the applicable contractual indemnity rights owed to the Company under (a) the Settlement Agreement and Mutual General Release entered into as of August 20, 1997, by certain persons including Physicians Formula Cosmetics, Inc., Goe Engineering Co., Inc., and Commercial Union Insurance Company (later renamed OneBeacon American Insurance Company), and the First Amendment thereto entered into by the same parties as of October, 2000, and (b) the Stock Purchase Agreement dated as of January 26, 1990, between Tambrands, Inc. (predecessor to Procter & Gamble Company) and Pierre Fabre, Inc., and the subsequent related Agreement between the same parties entered into as of December 27, 1994, prior to seeking recovery for such San Gabriel Valley Site Liabilities from Seller. Seller's indemnification obligations with respect to the San Gabriel Valley Site Liabilities shall survive only with respect to claims for indemnification first made by Buyer or the Company in good faith prior to the fifth anniversary of the Closing and shall terminate with respect to any claims for indemnification first made by Buyer or the Company after the fifth anniversary of the Closing. Notwithstanding anything in this Section 8.2 to the contrary, Buyer and the Company shall have the sole and exclusive right to control the defense or prosecution of, and the settlement or other resolution of, any claim relating to San Gabriel Valley Site Liabilities. Buyer and Seller agree that, on and after Closing, the Company shall continue to retain John R. Zebrowski, Esq. for such purpose, subject to the Company's right, at its sole discretion, at any time and from time to time, to replace such counsel with other nationally recognized and reputable counsel reasonably acceptable to Seller.

          (j)    Indemnification for Revlon Patent Matters.    Seller agrees to and shall indemnify (x) the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Revlon Patent Related Losses in the case of clause (i) of the definition of Revlon Patent Related Losses and (y) each of Parent, Buyer, the Company and their respective Subsidiaries and any of their respective officers, directors, employees, agents, successors or assigns (to the extent permitted pursuant to Section 9.3 below) and save and hold each of them harmless against and pay on behalf of or reimburse such parties as and when incurred for any Revlon Patent Related Losses in the case of clauses (ii), (iii) or (iv) of the definition of Revlon Patent Related Losses; provided, however, that the Company shall take all commercially reasonable actions (at Seller's cost and expense) that are requested in writing by Seller to reformulate Products, or that the Company has actual knowledge it should take such that failure to take such actions would constitute "willful infringement" under the United States Patent Act. Notwithstanding anything contained in this Section 8.2(j) to the contrary, to the extent that indemnification for any Revlon Patent Related Loss is recoverable hereunder by any Person other than the Company, any such indemnification payment shall be made to the Company.

        8.3    Mutual Assistance.    Buyer, the Company and Seller agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company and Buyer in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

        8.4    Non-Competition; Non-Solicitation.

        (a)   Seller hereby acknowledges that it is familiar with the Company's and its Subsidiaries' trade secrets and with other Confidential Information. Seller acknowledges and agrees that the Company and the Retained Subsidiaries would be irreparably damaged if it were to provide services to or otherwise participate in the business of any Person competing with the Company or the Retained Subsidiaries in a similar business and that any such competition by Seller would result in a significant loss of goodwill by the Company and the Retained Subsidiaries. Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 8.4. Therefore, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Company and the Retained Subsidiaries sold by Seller, Seller agrees that until the third anniversary of the Closing, Seller shall not (and Seller shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any Restricted Business; provided that nothing herein shall prohibit Seller or its Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. Seller acknowledges that the Company's business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company's and the Retained Subsidiaries' business being sold by Seller pursuant to this Agreement.

        (b)   For so long as Seller has continuing obligations under Section 8.4(a) above, Seller shall not (and Seller shall cause its Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, or (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 8.4(b) that any such hiring within such six-month period is in violation of clause (i) above). For the avoidance of doubt, the restrictions contained in this Section 8.4(b) shall not apply with respect to the solicitation or hiring of André Pieters.

        (c)   If, at the time of enforcement of the covenants contained in this Section 8.4 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's and its Subsidiaries' business and the substantial investment in the Company and its Subsidiaries made by Buyer hereunder. Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by Seller of the Shares and the goodwill of the Company's business pursuant to this Agreement.

        (d)   If Seller or any of its respective Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and Buyer and that money damages would not provide an adequate remedy to the Company and Buyer), and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies (including monetary damages) available to the Company or its Affiliates at law or in equity.

        (e)   In the event of any final determination of a breach or violation by Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled from the date notice of such breach is delivered from Buyer or the Company to Seller until such breach or violation is resolved.

        (f)    Notwithstanding anything to the contrary in this Section 8.4, the Excluded Subsidiaries or their Affiliates shall have the right until December 31, 2003, to sell the existing Couvrance-branded inventory owned by the Excluded Subsidiaries or their Affiliates in the United States prior to the Closing Date, with an estimated aggregate wholesale value of $83,000, in the ordinary course of business.

        (g)   Notwithstanding anything to the contrary herein, in the event of a bona fide dispute as to whether a product falls within a particular market segment for purposes of the definition of "Restricted Business" and this Section 8.4, the parties agree that they shall submit the dispute to a mutually agreed upon (which agreement shall not be unreasonably withheld or delayed) nationally recognized cosmetics expert, who is disinterested with respect to the parties and the disputed product(s), and who is a member of the Cosmetics, Toiletry and Fragrance Association. For purposes of determining the market segment for which a particular product is principally marketed and formulated, the parties agree, and agree to instruct such expert: (i) that the applicable market segments (color, coverage, concealing correction, light correction, skin care, eye care and sun care) are intended to be non-overlapping such that a particular cosmetic product shall be deemed to be in one, and only one, such segment, and (ii) that the definition of such market segments shall be interpreted taking into consideration, among other factors, the Physicians Formula Information Memorandum dated March 2003 (the "Information Memorandum"), and the description and usage of product group segments therein in Part IV.B. The decision of such expert as to the appropriate market segment shall be binding on the parties. The parties shall share equally all reasonable expenses of such expert; provided that such expert may allocate its expenses to each party based on the merits of such party's position. For the avoidance of doubt, the reference herein to the Information Memorandum is for reference purposes in connection with such expert's determination, and the parties agree that neither Seller nor any of its Affiliates make any representations or warranties with respect to the Information Memorandum or any of the information contained therein. Notwithstanding the foregoing, nothing in this Section 8.4(g) shall modify, disclaim or limit Seller's representations and warranties in this Agreement.

        8.5    Press Release and Announcements.    Unless required by law (in which case each of Buyer and Seller agree to use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Company or any of its Subsidiaries or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Buyer and Seller. At Closing, Buyer and Seller may issue a joint press release. After the Closing, Buyer and the Company may issue any such releases of information without the consent of any other party hereto.

        8.6    Expenses.    Except as otherwise provided herein, Buyer shall pay all of its own and all of its Affiliates' fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) (collectively, referred to herein as the "Buyer's Expenses") incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided that, if the transactions contemplated hereby are consummated, the Company shall pay (or reimburse Buyer and its Affiliates for) all of such Buyer's Expenses (but with it being understood that none of Buyer's Expenses shall be included in the calculation of Working Capital hereunder). The Company, Seller and their respective Affiliates shall pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants (including the Company's audit fees and expenses), investment bankers (including the advisory and other fees and expenses of FocalPoint Partners LLC), brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby (collectively referred to herein as the "Seller's Expenses"); provided that, if the transactions contemplated by this Agreement are consummated, then (i) the Company shall pay (or reimburse Seller and its Affiliates for) the Seller's Expenses up to a maximum of the greater of (a) $250,000 and (b) an amount equal to twenty-five percent (25%) of Buyer's Expenses (other than those of Buyer's Expenses related to the Company's senior debt financing) paid or reimbursed by the Company as provided above (with the amount so paid or reimbursed by the Company as described in this clause (i) being added back to the Closing Working Capital so that Seller does not indirectly bear that portion of the Seller's Expenses by virtue of a reduction of the Closing Working Capital on the Closing Statement) and (ii) Seller shall pay, or, as applicable, shall reimburse the Company for, any of such Seller's Expenses paid by the Company in excess of the amount to be paid or reimbursed by the Company in accordance with clause (i) above, but only to the extent such Seller's Expenses were not paid by the Company prior to the Closing or do not otherwise reduce Closing Working Capital on the Closing Statement.

        8.7    Specific Performance.    Each of the Company, Seller and Buyer acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Company, Seller and Buyer agree that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

        8.8    Arbitration Procedure.

        (a)   Except as otherwise expressly provided in this Agreement, the parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any and all disputes, controversies or claims that arise out of or in connection with, or relate in any manner to, the rights and liabilities of the parties hereunder or any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including this Section 8.8 relating to the resolution of disputes (the "Disputes") and questions concerning arbitrability; provided that nothing in this Section 8.8 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby acknowledge and agree that, except as otherwise provided in this Section 8.8 or in the Rules for Non-Administered Arbitration of Business Disputes (the "Rules") promulgated by the Center for Public Resources Institute for Dispute Resolutions (the "Institute") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. §1 et. seq.

        (b)   In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty business days after the delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may thereafter commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein. The arbitrators shall permit and facilitate such discovery as the parties shall reasonably request and Buyer and Seller will cooperate with requests by the arbitrators. Buyer and Seller shall each designate one arbitrator within 15 days of the date on which the Notice of Arbitration is delivered. Buyer and Seller shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however that: (i) failing such agreement within 45 days of the date on which the Notice of Arbitration is delivered, the third arbitrator shall be appointed in accordance with the Rules; and (ii) if either Buyer or Seller fails to designate timely an arbitrator, the Institute shall appoint an arbitrator on behalf of such failing party, and the two designated arbitrators shall jointly designate a third arbitrator.

        (c)   Each party (or group of related parties) involved in the dispute shall pay the fees and expenses of their respectively designated arbitrators (or the arbitrator designated on their behalf by the Institute) and shall bear equally the fees and expenses of the third neutral arbitrator; provided that at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the parties based upon the relative fault of each party as determined by the arbitrators.

        (d)   The arbitration shall be conducted in the English language in Los Angeles, California under the Rules as in effect from time to time. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than ten days following completion of the arbitration. Notwithstanding any California law to the contrary, the Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, including any right of appeal to any court in any jurisdiction, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

        (e)   This Agreement has been negotiated and executed by the parties hereto in English. To the extent a translation of this Agreement exists, each of the parties hereto acknowledges that it has been prepared solely for convenience and agrees that the provisions of the English version of the Agreement prevail.

        (f)    Notwithstanding anything to the contrary, nothing in this Section 8.8 shall be construed to impair the right of either party to seek injunctive or other equitable relief, including pursuant to Section 8.7 above.

        8.9    Further Assurances.    In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of, and Seller shall deliver to Buyer, all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Retained Businesses, the Company and the Retained Subsidiaries.

        8.10    Confidentiality.    Seller agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information except as expressly permitted by the terms of the Manufacturing Agreement. Seller further agrees to take commercially reasonable steps (and to cause each of its Affiliates to take commercially reasonable steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Seller or any of its respective Affiliates is required by law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller shall cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with applicable law. Notwithstanding anything herein to the contrary, each party to this Agreement (and each Affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereunder and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable foreign, federal or state securities laws. This authorization is not intended to permit disclosure of any other information, including (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

        8.11    Tax Matters.    The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

          (a)    Tax Indemnification.    Seller shall indemnify the Company, its Subsidiaries, Buyer, and each Buyer Party and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), but excluding for purposes of this clause (i) any Taxes described in clause (ii) below, (ii) any Taxes with respect to the Spin-Off Agreement and the transactions contemplated thereby or in this Agreement with respect to the divestiture, distribution or sale of the Excluded Businesses, and Taxes otherwise attributable or relating to the Excluded Businesses, (iii) any and all Taxes of any Affiliated Group, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iv) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, the Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Statement and taken into account in determining the Purchase Price; and provided further that Seller shall not have any liability under clauses (i) and (iv) above unless the sum of (x) the aggregate amount of all Taxes described in clauses (i) and (iv) above and (y) the aggregate of all Losses with respect to the representations and warranties in Section 5.22 (Tax Matters) pursuant to Section 8.2(a) above for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 and then Seller shall only be liable for all such Taxes and Losses in excess of the $50,000 deductible amount. Seller shall reimburse Buyer for any Taxes which are the responsibility of Seller pursuant to this Section 8.11 (a) within fifteen (15) business days after payment of such Taxes by Buyer, the Company, or its Subsidiaries.

          (b)    Straddle Period.    In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (c)    Responsibility for Filing Tax Returns.    Seller shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for all taxable periods ending on or before the Closing Date for the Company and its Subsidiaries which are filed after the Closing Date. Seller shall permit Buyer, its Affiliates and their representatives to review and comment on each such Tax Return prior to filing.

          (d)    Refunds and Tax Benefits.    Any Tax refunds that are received by Buyer or the Company and its Subsidiaries, and any amounts credited against Tax to which Buyer or the Company and its Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date that are in excess of any deductible amount actually borne by Buyer or the Company pursuant to Section 8.11(a) above prior to receipt of such refund shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or the Company and its Subsidiaries of any amount accrued on the Closing Statement and taken into account in the Purchase Price, Buyer shall pay such amount to the Seller within 15 days after receipt or entitlement thereto.

          (e)    Cooperation on Tax Matters; Tax Proceedings.

              (i)  Buyer, the Company and its Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of reasonable access to, and the delivery of, records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

             (ii)  Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (iii)  Buyer shall notify Seller in writing within 15 days of receipt of written notice of any pending or threatened audit, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") which could affect Seller's liability for Taxes pursuant to Section 8.11(a) hereunder.

            (iv)  Seller shall have the sole right to represent the Company's and its Subsidiaries' interests in any Tax Claim relating to taxable periods ending on or before the Closing Date; provided that Buyer and Seller shall have joint control with respect to any such Tax Claim which could reasonably be expected to affect post-Closing Tax liability of the Company or any of its Subsidiaries. Buyer and Seller shall have joint control with respect to representation of the Company's and its Subsidiaries' interests in any Tax Claim relating to any Straddle Period, unless such Tax Claim relates solely to one portion of the Straddle Period or the other and only one party is responsible for all Taxes relating to such Tax Claim, in which case such Party shall control the defense of such Tax Claim. Buyer shall have the sole right to represent Company's and its Subsidiaries' interests in any Tax Claim relating to taxable periods beginning after the Closing Date; provided that Buyer and Seller shall have joint control with respect to any such Tax Claim which could reasonably be expected to affect the pre-Closing Tax liability of the Company or any of its Subsidiaries.

             (v)  None of Buyer, any of its Affiliates, the Company or its Subsidiaries may settle or otherwise dispose of any Tax Claim for which Seller may have liability under this Agreement, or which may result in an increase in Seller's liability under this Agreement, without the prior written consent of Seller, which consent may not be unreasonably withheld. Neither Seller nor its Affiliates may settle or otherwise dispose of any Tax Claim for which Buyer may have a liability under this Agreement, or which may result in an increase in Buyer's liability under this Agreement, without the prior written consent of Buyer, which consent may not be unreasonably withheld.

            (vi)  If Buyer's failure to promptly notify Seller of a Tax Claim as required herein materially and adversely affects Seller's right to participate in the defense of the Tax Claim, Buyer shall not be entitled to indemnification under Section 8.11(a) for any Taxes arising in connection with such Tax Claim to the extent Buyer's failure to provide notification within the time period specified in Section 8.11(e)(iii) materially prejudices Seller.

          (f)    Tax Sharing Agreements.    All Tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          (g)    Certain Taxes and Fees.    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Seller.

          (h)    Post-Closing Actions Affecting Seller's Tax Liability.    Except as required by law, Buyer shall not permit the Company or its Subsidiaries to take any action after the Closing Date which would be reasonably likely to increase Seller's liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes pursuant to this Agreement), without the written consent of Seller, which consent may not be unreasonably withheld or delayed. Except as required by law, Buyer shall not (and shall not cause or permit any of its Affiliates or the Company or its Subsidiaries to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or its Subsidiaries with respect to any Pre-Closing Tax Period (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

        8.12    Use of Physicians Formula Name.    From and after the Closing, neither Seller nor any of its Affiliates shall register or otherwise use the name "Physicians Formula," "Durascreen" or any derivatives of the foregoing. From and after the Closing, neither Buyer nor any of its Affiliates shall register and, by December 31, 2003, neither Buyer nor any of its Affiliates shall otherwise use the names "Rene Furterer," "Klorane," "Pierre Fabre," or "Aderma" or any derivatives of the foregoing except as contemplated by this Agreement or the other agreements contemplated hereby. Prior to December 31, 2003, the Company and its Subsidiaries may only use the names "Rene Furterer," "Klorane," "Pierre Fabre," or "Aderma" or any derivatives thereof in the ordinary course of business consistent with past practices; provided that promptly after the Closing, the Company shall change its name to a name which will not contain the words "Pierre Fabre" or any derivative of the foregoing. Notwithstanding anything to the contrary in this Agreement, (a) the Company shall be permitted to use its existing email and website addresses which contain the words "Pierre Fabre" or any derivation thereof until December 31, 2003, and (b) the Company shall be permitted to use inventory, labeling and packaging which contains the words "Pierre Fabre" or any derivation thereof until March 31, 2004.

        8.13    Trade Secrets.

        (a)   Except as and to the extent permitted in the Manufacturing Agreement and the Galenic Side Letter, Seller shall and shall cause its Affiliates (other than the Company and the Retained Subsidiaries) to, in each case within three months after Closing with respect to items as to which Seller has knowledge (with respect to the existence and possession thereof by Seller or its Affiliates) as of Closing (or thereafter upon request by the Company with respect to specifically identified items as to which Seller does not have such knowledge as of Closing), return to the Company any and all Trade Secrets that exist in tangible form in their possession which are proprietary to the Company or any of its Retained Subsidiaries, and which derive economic and competitive value by virtue of the fact that such Trade Secrets are not generally known in the public or the cosmetics industry. Without limiting the foregoing, and by way of example only, such items include (if and to the extent in the possession of Seller or its Affiliates) laboratory notebooks, research and development reports and information, marketing reports, proprietary pricing information, customer contact lists and related non-public information, formulations, molds, and documents describing proprietary processes.

        (b)   The parties hereto acknowledge that Buyer believes that certain products manufactured and marketed by Seller and its Affiliates under the "Galenic" trade name are similar to certain Products, and may utilize certain Trade Secrets and Intellectual Property Rights of the Company. Although Seller disagrees with such belief, the parties agree that: (i) to the extent there are any Trade Secrets or Intellectual Property Rights of the Company used in the manufacture of such "Galenic" branded products, such use shall not form the basis of any breach of any representation, warranty or covenant contained in Article V of this Agreement; (ii) Seller makes no representation or warranty regarding the ownership of the Trade Secrets or Intellectual Property Rights that may be embodied in its "Galenic" branded products other than as provided in the Galenic Side Letter; and (iii) with respect to any representation or warranty of Seller regarding any Products, the "Galenic" branded products shall not be deemed "Products".

        8.14    Payment of Certain Bonuses.    The Company may pay the pro-rated portion of bonuses which would have been incurred prior to the Closing to the extent such bonuses have been accrued as current liabilities of the Company on the Closing Statement as and when such bonuses would be paid by the Company in the ordinary course of business consistent with past practices. To the extent the Company determines that it will not pay the pro-rated portion of such bonuses to any person for any reason on or prior to June 30, 2004, such amount shall be paid to Seller.

        8.15    Insurance Policies.    Seller shall cause each Shared Insurance Policy to remain in full force and effect with respect to and for the benefit of the Company after the Closing until at least December 31, 2003 at Seller's sole cost and expense (to the extent not paid in full through December 31, 2003 as of the Closing). Seller shall not, and shall cause its Affiliates not to, take any action or omit to take any action prior to December 31, 2003 which would adversely affect the Company's rights under the Shared Insurance Policies or coverage under any other insurance policies of the Company or its Subsidiaries.

        8.16    Automobile Lease Agreement.    The Company shall permit the Excluded Businesses to retain the use of the vehicles which are leased to the Company pursuant to that certain Lease Agreement, dated as of July 17, 1991 ("Automobile Lease Agreement"), among United States Fleet Leasing, the Company and Physicians Formula, which are not currently used by the Retained Businesses (the "Excluded Business Vehicles"). All costs and expenses of the Company with respect to such Excluded Business Vehicles shall be paid by Seller in advance. Promptly after the Closing, Seller shall use commercially reasonable efforts, at its sole cost and expense, to transfer the leases with respect to the Excluded Business Vehicles to Seller or one of its Affiliates and obtain a waiver and release of all obligations of the Company and its Affiliates with respect to the Excluded Business Vehicles.

        8.17    9 Campus Realty Guaranty.    Promptly after the Closing, Seller shall use commercially reasonable efforts, at its sole cost and expense, to cause the release of the Company's guarantee with respect to that certain lease with 9 Campus Realty (the "9 Campus Realty Guaranty"). Notwithstanding the foregoing, for purposes of this Section 8.17, commercially reasonable efforts shall include replacement of the 9 Campus Realty Guaranty by a Person with at least equal credit quality as Parent and its Subsidiaries.

        8.18    Termination of Hewlett Packard Lien.    Promptly after the Closing, Seller shall use commercially reasonable efforts, at its sole cost and expense, to cause the termination of that certain lien of Hewlett Packard Financial with respect to the Business Lease Agreement between the Company and Hewlett Packard Financial or one or more of its Affiliates, as amended.

ARTICLE IX

MISCELLANEOUS

        9.1    Amendment and Waiver.    This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon the Company, prior to the Closing, and Seller only if such amendment or waiver is set forth in a writing executed by Seller, and any such amendment or waiver will be binding upon the Company, after the Closing, Parent and Buyer only if such amendment or waiver is set forth in a writing executed by the Company, Parent or Buyer, as the case may be. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

        9.2    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) upon receipt of mechanical confirmation of delivery, (ii) for deliveries within the continental United States, one day following the day when deposited with a reputable and established overnight express courier (charges prepaid), (iii) for overseas deliveries, five days following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iv) for deliveries within the continental United States, five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Seller, the Company, Parent and Buyer shall be sent to the addresses indicated below:

Notices to Seller:
Pierre Fabre Dermo-Cosmetique, S.A. 1, Avenue d'Albi la Michonne 81 106 Castres Cedex France Attn: Bertrand Parmentier, CFO Telephone:+33 (5) 63 71 47 31 Telecopy: +33 (5) 63 71 47 16
with a copy to (which shall not constitute notice to Seller):
Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC 333 West Wacker Drive Suite 2700 Chicago, Illinois 60606 Peter J. Barack, Esq. Telephone: (312) 948-3101 Telecopy: (312) 984-3150
Notices to the Company, Buyer and Parent:
Physicians Formula, Inc. (f/k/a Pierre Fabre, Inc.) 1055 West 8th Street Azusa, CA 91702 Attn: Chief Executive Officer Telephone: (626) 334-3395 Telecopy: (626) 812-9462
with a copy to (which shall not constitute notice to the Company, Buyer or Parent):
Summit Partners, L.P. 499 Hamilton Avenue Suite 200 Palo Alto, California 94301
Attn:	Walter G. Kortschak
Craig D. Frances
Telephone: (650) 321-1166 Telecopy: (650) 321-1188
Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attn: Ted H. Zook, P.C. Telephone: (312) 861-2000 Telecopy: (312) 861-2200

        9.3    Successors and Assigns.    This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller prior to or after the Closing, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer. Buyer and Parent may assign their respective rights and obligations hereunder (including Buyer's right to purchase the Shares), in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto. In addition, Buyer and Parent may assign their respective rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or substantially all of the Company and its Subsidiaries or their respective businesses in any form of transaction without the consent of any of the other parties hereto. Buyer, Parent and, following the Closing, the Company and its Subsidiaries may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of their respective lenders as collateral security.

        9.4    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        9.5    Interpretation.    The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The use of masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires). The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        9.6    No Third-Party Beneficiaries.    Other than Pierre Fabre S.A. and the Indemnitees hereunder, which are intended third party beneficiaries of this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

        9.7    Complete Agreement.    This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter in any way, including that certain letter agreement dated June 13, 2003 among Summit Partners, L.P., the Company and Seller and that certain Confidentiality Agreement, dated March 15, 2003 between Summit Partners, L.P. and the Company.

        9.8    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

        9.9    Delivery by Facsimile.    This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

        9.10    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

        9.11    Submission to Jurisdiction.    Except as specifically provided in Section 8.8 above in the case of arbitration, and solely for purposes of any action or proceeding arising out of or relating to this Agreement, each of the parties submits to the jurisdiction of the United States District Court for the Central District of California (or if not permitted, the Superior Court for the County of Los Angeles) in any action or proceeding arising out of or relating to this Agreement, including any action or proceeding to enforce any Final Determination, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other state or federal court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable. Each party appoints CT Corporation (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2 above or (ii) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 9.2 above; provided, however that if process is served in care of the Process Agent, the serving Party shall also provide a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.2 above. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

        9.12    PFSA Guarantee.    PFSA acknowledges and agrees that it will receive substantial direct and indirect benefits from the consummation of the transactions contemplated hereby. Accordingly, PFSA hereby absolutely and unconditionally guarantees and shall be liable for the prompt payment and performance of all of the duties and obligations of Seller under and pursuant to this Agreement as a primary obligor and shall be jointly and severally liable with Seller for all liabilities and obligations of Seller under this Agreement.

*    *    *    *    *

        IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

PIERRE FABRE, INC.
By:	/s/ JEFF ROGERS
Name:	Jeff Rogers
Title:	Senior Vice President, Sales
PIERRE FABRE DERMO-COSMETIQUE, S.A.
By:	/s/ Bertrand Parmentier
Name:	Bertrand Parmentier
Title:	Authorized Representative
PFI HOLDINGS CORP.
By:	/s/ ANDRE PIETERS
Name:	Andre Pieters
Title:	President
PFI ACQUISITION CORP.
By:	/s/ ANDRE PIETERS Name: Andre Pieters Title: President
The undersigned shareholder of Seller joins in the execution of this instrument only for the purpose of signifying its acceptance of and agreement to the provisions of Section 9.12.
PIERRE FABRE, S.A.
By:	/s/ Bertrand Parmentier
Name:	Bertrand Parmentier
Title:	[Illegible]

Indemnification Schedule

  (a)
  the Company's treatment of Dolisos America, Inc. or any of its Affiliates as not being members of the Company's "controlled group" as defined under Section 414 of the Code.

  (b)
  Losses relating to any failure by the Company to timely file complete Form 5500 annual reports.

  (c)
  Losses relating to any failure by the Company to timely remit 401(k) deferrals that are withheld from employee paychecks to the Company's 401(k) plan's trust.

  (d)
  failure to pay when due any state or federal estimated Tax payments which were due any time prior to the Closing, including any penalties for the delay in such payments.

  (e)
  Lease with 9 Campus Realty LLC or guaranty of Lease with 9 Campus Realty LLC.

  (f)
  subleasing or otherwise permitting the Excluded Businesses to use vehicles which have been leased to the Company prior to the Closing.

  (g)
  any increase in lease or other costs on a per vehicle basis with respect to leased vehicles used by the Company and the Retained Subsidiaries or termination of the Automobile Lease Agreement.

  (h)
  the use, ownership or control of any vehicles which are not used by the Retained Businesses, whether prior to or after the Closing.

  (i)
  Business Lease Agreement between the Company and Hewlett Packard Financial or one of its Affiliates, as amended or that certain lien of Hewlett Packard Financial.

  (j)
  Dispute with Glamour Look Cosmetics regarding trademark and patent for Holiday Lip Gloss.

  (k)
  Dispute with Thibiant International Inc. regarding Physicians Formula's use of "Mood Swirls".

  (l)
  Tax sharing or similar arrangements with certain of its Affiliates (except to the extent any Loss is included as a liability on the Closing Statement).

QuickLinks

  Exhibit 2.1
STOCK PURCHASE AGREEMENT by and among PIERRE FABRE DERMO-COSMETIQUE, S.A., PIERRE FABRE, S.A., PIERRE FABRE, INC., PFI HOLDINGS CORP. and PFI ACQUISITION CORP. Dated as of November 3, 2003
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